    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1998

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                  H.T.E., INC.
             (Exact name of Registrant as specified in its charter)

            FLORIDA                        59-2133858
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)         Identification No.)

                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
                                 (407) 304-3235

         (Address, including zip code, and telephone number, including area code, or registrant's agent for service and principal executive offices)
                             ---------------------
                               DENNIS J. HARWARD
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  H.T.E., INC.
                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
                                 (407) 304-3235

           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)
                             ---------------------
                                WITH COPIES TO:

            CHARLES C. ZALL, ESQ.                               RANDOLPH H. FIELDS, ESQ.
        SAUL, EWING, REMICK & SAUL LLP                           SANDRA C. GORDON, ESQ.
              CENTRE SQUARE WEST                                GREENBERG TRAURIG, P.A.
        1500 MARKET STREET, 38TH FLOOR                    111 NORTH ORANGE AVENUE, SUITE 2000
    PHILADELPHIA, PENNSYLVANIA 19102-2186                        ORLANDO, FLORIDA 32801
                (215) 972-7701                                       (407) 420-1000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED             PROPOSED
                                          AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
        TITLE OF SECURITIES                TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
         TO BE REGISTERED              REGISTERED(1)       PER SHARE(2)        OFFERING PRICE             FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock; par value
  $.01 per share...................      6,382,500            $14.19             $90,567,675          $26,717.46
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Includes shares that may be sold to cover over-allotments.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices reported on the Nasdaq National Market on August 10, 1998.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
DATED AUGUST 13, 1998
                                5,550,000 SHARES

                               H.T.E., INC. LOGO

                                  H.T.E., INC.

                                  COMMON STOCK
                             ---------------------

     Of the 5,550,000 shares of Common Stock, $.01 par value, offered hereby, 1,997,702 are being sold by H.T.E., Inc. ("HTE" or the "Company") and 3,552,298 shares are being sold by certain selling shareholders (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders." The Common Stock is quoted on the Nasdaq National Market under the symbol "HTEI." On August 10, 1998, the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $14.00 per share. See "Price Range of Common Stock."
                             ---------------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                       UNDERWRITING                              PROCEEDS TO
                                    PRICE TO          DISCOUNTS AND         PROCEEDS TO            SELLING
                                     PUBLIC           COMMISSIONS(1)         COMPANY(2)        SHAREHOLDERS(3)
-----------------------------------------------------------------------------------------------------------------
Per Share....................          $                    $                    $                    $
-----------------------------------------------------------------------------------------------------------------
Total(4).....................        $                    $                    $                    $
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated to be $500,000.
(3) The Company will pay certain expenses of the Offering for the Selling Shareholders, other than underwriting discounts and commissions, any transfer taxes associated with transfer of the shares, and costs of counsel to the Selling Shareholders.
(4) Certain Selling Shareholders have granted the Underwriters an option, excercisable within 30 days of the date hereof, to purchase an aggregate of up to 832,500 additional shares at the Price to Public less Underwriting Discounts and Commissions, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company, and Proceeds to Selling
    Shareholders will be $          , $          , $          and $          ,
    respectively. See "Underwriting."
                             ---------------------

     The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the offices of SG Cowen Securities Corporation, New York, New York, on or about
          , 1998.
                             ---------------------

SG COWEN
          JANNEY MONTGOMERY SCOTT INC.
                     RAYMOND JAMES & ASSOCIATES, INC.
                               VOLPE BROWN WHELAN & COMPANY

                 , 1998

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              [INSIDE FRONT COVER]

  ARTWORK -- THE FOLLOWING TEXT TO BE ARRANGED IN CIRCULAR FLOW-CHART FORMAT:

TOTAL ENTERPRISE SOLUTION(TM)

PUBLIC SAFETY & JUSTICE
  - Computer Aided Dispatch
  - FIRES(TM) Management System
     - Fire Prevention
     - Fire Resources Activity Tracking
     - Emergency Medical Services
  - CRIMES(TM) Management System
     - Field Reporting
     - Schedule Manager
     - Jail System
     - Court System
     - Mobile Data
     - Prosecutors System
     - Crackdown(TM)
     - Public Defenders System
     - Probation System
     - Return Of Service System

FINANCIALS
- General Ledger
- Accounts Payable
- Project Accounting
- Budgets
- Applicant Tracking
- Human Resources
- Payroll/Personnel
- Accounts Receivable
- Fleet Management
- Extended Reporting
- Asset Management
- Purchasing/Inventory
- Cash Receipts

COMMUNITY SERVICES
- Land/Parcel Management
- Building Permits
- Code Enforcement
- Business Licenses
- PARCSoft(TM)
- Tax Billing & Collections
- Field Plus
- Planning & Zoning
- Voter Registration
- Appraisal Plus

UTILITIES
- Customer Information System
- Utility Marketing
- Continuing Property Records
- Asset Management II
- Work Orders/Facility Management
- Distribution Management
- Contract Billing
- Contract Management

EDUCATION
- Student Administration
- General Accounting
- Human Resources
- Payroll

     HTE is a leading provider of enterprise-wide software applications to public sector organizations and utilities. The Company's Total Enterprise Solution(TM) currently includes more than 50 applications addressing five functional areas: financial management, community services, public safety and justice, education and utility management. The Company's products operate as integrated suites or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors. As part of its strategy to provide a completely integrated solution to its customers, the Company also provides a variety of related services, including consulting, implementation, education and training, and the provision and configuration of hardware systems.

FINANCIAL SYSTEMS MANAGEMENT

     HTE's financial suite is designed specifically for government entities. Applications adhere to fund accounting principles and provide integrated financial management functions including general ledger, budgeting, purchasing, payroll and asset management.
(Photo of office worker at PC terminal)

APPLICATIONS
- Integrated Accounting
- Extended Reporting
- Accounts Receivable
- Cash Receipts
- Payroll/Personnel
- Applicant Tracking
- Purchasing/Inventory
- Fleet Management
- Asset Management I
- Human Resources
(Sample page from financial management program)

UTILITY MANAGEMENT

     HTE's utility application suite facilitates the management of electric, water, gas and other services by automating tasks such as customer location maintenance, meter reading, generation of service orders, bill processing and refunds.
(Photo of rolls of electric cable)

APPLICATIONS
- Customer Information System
- Continuing Property Records
- Work Orders/Facility Management
- Distribution Management
- Contact Management
- Asset Management II
(Photo of gas meter reader)
(Sample page from utility management program)

                         [INSIDE FRONT COVER FOLD-OUT]

EDUCATION SYSTEMS

     Designed by school administrators, HTE education systems software applications support the unique requirements of school districts. All applications incorporate a variety of standard features and functions to provide ease of use, customization capabilities and reporting flexibility.
(Photo of student in classroom)

APPLICATIONS
- Student Administration
- Human Resources
- General Accounting
- Payroll
(Sample page from education systems program)

                    [INSIDE FRONT COVER FOLD-OUT -- CONT'D]

PUBLIC SAFETY & JUSTICE

     From dispatch to adjudication, HTE's public safety and justice solution offers integrated applications that provide real-time access to vital information.
(Photo of police officer in patrol car)

APPLICATIONS
- Computer Aided Dispatch IV
- Computer Aided Dispatch III
- CRIMES Records Management
- Crackdown
- FIRES Records Management
- Fire Resources Activity Tracking
- Fire Prevention
- Emergency Medical Services
- Mobile Data Systems
- Integrated Mapping
- Case Management
- Citation Management
- Jail System
- Court System
- Prosecutors System
- Public Defenders System
- Probation System
- Return of Service System
(Sample page from public safety and justice program)
(Photo of judge in courtroom)

COMMUNITY SERVICES

     HTE's community services system is based on a centralized land and location database that provides common access to property information for business licenses, building permits, planning and zoning activities, and tax billing and collections. The applications generate all necessary documentation and improve revenue tracking, processing and payment collection.
(Photo of building inspector)

APPLICATIONS
- Land/Parcel Management
- Building Permits
- Code Enforcement
- Business Licenses
- Planning and Zoning
- Tax Billing and Collections
- Parks and Recreation
- Tax Appraisal and Assessment
(Sample page from community services program)

                    [INSIDE FRONT COVER FOLD-OUT -- CONT'D]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context indicates otherwise, the terms "Company" and "HTE" refer to H.T.E., Inc. and its subsidiaries. Unless otherwise indicated, or the context otherwise requires, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, and (ii) gives effect to a two-for-one split of the Common Stock on June 18, 1998 (the "Stock Split"). The Company changed its fiscal year end from March 31 to December 31 effective December 31, 1996.

                                  THE COMPANY

     The Company develops, markets, implements and supports fully integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments and other municipal agencies and for public and private utilities. For over 16 years, the Company has strategically focused on providing software applications exclusively to public sector organizations and utilities, and therefore has established itself as a leading provider of software solutions to those markets. HTE's fully integrated enterprise-wide software applications are designed to fulfill the specific functional requirements of the public sector marketplace, such as improvement of delivery of services, reduction of costs, enhancement of revenue collection, operation within budgetary constraints, compliance with government regulations and improvement of overall operating efficiencies. The Company's Total Enterprise Solution currently includes more than 50 applications addressing five functional areas: financial management, community services, public safety and justice, education and utility management. The Company's products operate as integrated suites or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors. As part of its strategy to provide a completely integrated solution to its customers, the Company also provides a variety of related services, including consulting, implementation, education and training, and the provision and configuration of hardware systems.

     The public sector marketplace is composed of state, county and city governments, other municipal agencies and publicly owned utilities. Like many private sector businesses, public sector organizations are facing increasing pressure to improve delivery of services while striving to control and reduce costs and generate additional revenues. In response, public sector organizations are employing information technology ("IT") solutions in an effort to streamline and automate administrative processes, improve timeliness and quality of services and generally enhance operating efficiencies. In 1996, state and local government agencies spent approximately $34.5 billion on IT and related products, which is expected to grow to $45.0 billion by 2001 according to G2 Research, Inc. The estimated total for 2001 includes approximately $8.0 billion for software, $12.3 billion for external services and $8.4 billion for hardware. Certain IT issues facing state and local governments also impact utilities, many of which are owned by municipalities. Consequently, utilities are under pressure to retain their customer bases and focus their efforts on enhancing service levels, improving operating practices and reducing costs. However, current software solutions have not been able to meet the needs of public sector organizations because they are typically not enterprise-wide, do not share information among various public sector departments and are not designed specifically for use by public sector organizations. As public sector organizations reengineer their practices and strive to become more efficient, they seek comprehensive, fully-functional solutions from a single source which enable them to meet their particular needs.

     Historically, local governments and utility companies utilized computerized operations management systems principally based on mainframe and mini-computers running customized proprietary software. These legacy systems have a limited ability to operate with other software applications, systems and resources and are often difficult and expensive to maintain, upgrade and modify. Budget constraints and other factors have caused public sector organizations to lag private sector companies in the adoption of newer, open-architecture client/server systems. However, the need to integrate mission-critical functions is now driving these organizations to replace their legacy systems and more recently acquired point solutions with more technologically advanced, integrated and complete software solutions.

     HTE offers fully integrated enterprise-wide software solutions designed to automate and integrate the operations of public sector organizations. The applications in the Financial Management System are based on government fund accounting and provide integrated financial management functions including general ledger, budgeting, purchasing and asset management. The Community Services System provides a centralized land and location database solution which expedites access to property data, building permits, planning and zoning processes, business license information, property appraisals and assessments, and tax and billing collections. The Public Safety and Justice System offers a complete solution from dispatch to adjudication through an integrated suite of applications which provides immediate field access to vital information. The Utility Management System facilitates electric, water, gas and other utility services by automating tasks such as customer location maintenance, meter reading maintenance, bill processing, delinquencies, penalties, refunds and write-offs. The Education System provides integrated financial management functions and scheduling functions for school districts (grades K through 12). All of the Company's applications are designed to work together seamlessly and allow users to share functions and eliminate redundant data and repetitive tasks.

     As part of HTE's strategy to provide a completely integrated solution to its customers, the Company also provides a variety of related services, including maintenance, system planning and implementation, project management, education and training, the provision and configuration of hardware systems, and custom applications analysis, design and development. The Company's focus on the public sector and utility markets has allowed it to develop significant expertise regarding public sector organizations and to design comprehensive solutions that address the specific needs of these organizations. The Company markets and sells its products primarily through a direct sales force operating out of various locations. As of June 30, 1998, the Company had more than 1,600 customers in the U.S., Caribbean, United Kingdom and Canada, including installations in all 50 states.

     The Company's objective is to be the leading provider of enterprise-wide IT solutions to the public sector and utility markets. The Company seeks to accomplish this objective by: (i) promoting integrated enterprise-wide solutions thereby enabling it to sell additional products to customers who have only a few of the Company's applications or who prefer products which may be easily integrated with other applications in the future; (ii) capitalizing on its public sector and utilities expertise to enhance sales in existing markets and expanding into new market segments, such as foreign governments and educational institutions; (iii) aggressively pursuing acquisition opportunities in the highly fragmented public sector vendor market; (iv) continuing to develop new applications and incorporate new product functionality into business solutions that can operate effectively regardless of the customer's platform preference; and (v) increasing market penetration and expanding its geographic markets by increasing the size of its sales force and augmenting its collaborative relationships with customers.

RECENT ACQUISITIONS

     In December 1997, the Company purchased the assets of Kb Systems, Inc. ("Kb") for $400,000 in cash and the payment of a continuing royalty on license fees over a five-year period. For its fiscal year ended June 30, 1997, Kb had revenues of approximately $1.4 million. As of the date of the acquisition, Kb had approximately 150 customers. The Kb software applications have enabled the Company to expand its penetration into governmental tax departments by adding property appraisal and assessment applications to its traditional tax billing and collection capability.

     In January 1998, the Company purchased the assets of JALAN, Inc. ("JALAN") for approximately $1.7 million in cash. For its fiscal year ended September 30, 1997, JALAN had revenues of approximately $2.5 million. As of the date of the acquisition, JALAN had 18 employees and approximately 120 customers in 32 states. The JALAN software applications track inmate information for jails, case status for courts, defendant case information for district attorneys' and public defenders' offices, civil papers for sheriff departments, case information for the probation system and claims for victim compensation.

     In April 1998, the Company completed a pooling of interests acquisition of Phoenix Systems, LLC ("Phoenix") for 272,036 shares of Common Stock valued at $3.0 million on or about the closing date. As of the date of the acquisition, Phoenix had 22 employees and approximately 70 customers. The Phoenix software applications encompass a complete suite of integrated Windows NT software products targeted towards financial management and student administration for school districts (grades K through 12).

     In June 1998, the Company completed a pooling of interests acquisition of UCS, Inc., ("UCS") for 1,120,000 shares of Common Stock valued at $15.0 million as of the April 1998 agreement valuation date. For its fiscal year ended December 31, 1997, UCS had revenues of approximately $10.0 million. As of the date of the acquisition, UCS had approximately 130 employees in its Ft. Lauderdale, Florida, Golden, Colorado and Vienna, Virginia offices and more than 200 customers throughout the United States. UCS is a leading mobile work force automation provider of field-based reporting software. UCS's products and services are utilized by federal, state, county and city government agencies, as well as police and fire departments. UCS mobile data software enables law enforcement officials to utilize HTE software through the entire criminal justice process -- from the first point of contact with a suspect in the field through the judicial system and throughout the incarceration period.

     In July 1998, the Company entered into a letter of intent to acquire the assets of Vanguard Management & Information Systems, Inc. ("Vanguard") for $400,000 in cash and the payment of continuing royalties over a five-year period. Subject to completion of due diligence and the execution of a definitive purchase agreement, the acquisition is expected to close in the quarter ending September 30, 1998. Vanguard provides professional management services and software applications to trial courts and other judicial agencies. The Company expects the acquisition to expand its justice system product line, enhance its UNIX client/server offerings, and permit it to respond to proposals for large scale court administration systems.

     Over the past five years, the Company has supplemented its internal growth with nine acquisitions, four of which have occurred since June 1997. The Company intends to continue its growth strategy and expects growth from acquisitions to complement internally generated growth. The Company views acquisitions as a means of acquiring technology and industry expertise, thereby expanding the variety of enterprise-wide software applications the Company offers for sale and servicing, broadening its customer base and expanding internationally. The Company believes that the public sector application vendor market is highly fragmented with many small point solution companies and that the industry is currently entering a period of consolidation. The Company intends to pursue acquisition opportunities which accomplish its objective of becoming the leading provider of enterprise-wide IT solutions to the public sector.

     The Company's principal executive offices are located at 1000 Business Center Drive, Lake Mary, Florida 32746 and its telephone number is (407) 304-3235.

                                  THE OFFERING

Common Stock offered:
  By the Company..............................   1,997,702 shares
  By the Selling Shareholders.................   3,552,298 shares(1)

Common Stock to be outstanding after the
Offering......................................   18,978,756 shares(1)(2)

Use of Proceeds...............................   For working capital, other
                                                 general corporate purposes and
                                                 potential acquisitions. See
                                                 "Use of Proceeds."

Nasdaq National Market symbol.................   HTEI
---------------

(1) Includes 104,800 shares of Common Stock currently issuable upon exercise of outstanding stock options, held by certain Selling Shareholders, which options will be exercised concurrently with or immediately prior to the sale of such shares. Does not include up to 832,500 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(2) Does not include 1,608,260 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1998, of which 389,760 were exercisable at that date.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  NINE MONTHS ENDED          YEAR ENDED         SIX MONTHS ENDED
                                     YEAR ENDED MARCH 31,           DECEMBER 31,            DECEMBER 31,            JUNE 30,
                                  ---------------------------   ---------------------   ---------------------   -----------------
                                   1994      1995      1996        1995        1996        1996        1997      1997      1998
                                  -------   -------   -------   -----------   -------   -----------   -------   -------   -------
                                                                (UNAUDITED)             (UNAUDITED)                (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenues..................  $19,098   $33,532   $39,597     $28,023     $34,502     $45,821     $66,092   $30,184   $43,817
Operating income (loss).........     (533)    1,274     1,651        (489)        482       2,464       6,209     2,686     4,399
Net income (loss)...............     (559)    1,031     1,313          46        (290)        819       3,954     1,757     2,509
Net income (loss) attributable
  to common stockholders........     (559)      947     1,129         (92)     (1,293)       (230)      2,646       449     2,509
Pro forma net income
  (loss)(1).....................     (389)      662       931        (294)        133       1,260       3,973     1,555     2,898
Net income (loss) per share:
  Basic.........................  $ (0.08)  $  0.12   $  0.14     $ (0.01)    $ (0.16)    $ (0.03)    $  0.21   $  0.05   $  0.15
  Diluted.......................  $ (0.08)  $  0.12   $  0.12     $ (0.01)    $ (0.16)    $ (0.03)    $  0.20   $  0.05   $  0.14
                                  =======   =======   =======     =======     =======     =======     =======   =======   =======
Pro forma net income (loss) per
  share(2):
  Basic.........................                                              $  0.01                 $  0.28   $  0.13   $  0.17
  Diluted.......................                                              $  0.01                 $  0.27   $  0.13   $  0.17
                                                                              =======                 =======   =======   =======

                                                                   JUNE 30, 1998
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(3)
                                                              -------   --------------
                                                                    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $10,892      $37,369
Working capital.............................................   23,406       49,883
Total assets................................................   57,573       84,050
Long term debt..............................................       --           --
Total stockholders' equity..................................   33,116       59,593

---------------

(1) Prior to their acquisitions, certain businesses acquired by the Company were taxed as S corporations. The pro forma net income (loss) reflects historical data as adjusted for all income being taxed as if it were earned by a C corporation.
(2) Pro forma net income (loss) per share is determined by dividing pro forma net income (loss) by the pro forma weighted-average number of shares outstanding during the period. Pro forma weighted-average number of shares outstanding for all periods reported, except for the six months ended June 30, 1998, were determined assuming the conversion of the mandatorily redeemable preferred stock and the mandatorily redeemable Class C common stock into the Company's Common Stock as of the date it was first issued. Common share equivalents included in the diluted calculation are computed using the treasury stock method and consist of common stock which may be issuable upon the exercise of outstanding stock options, when dilutive.
(3) Gives effect to the sale of 1,997,702 shares of Common Stock offered by the Company hereby at an assumed offering price of $14.00 per share, the receipt of proceeds from the exercise of 104,800 stock options exercised concurrently with or immediately prior to the sale of such shares and the application of the net proceeds therefrom, after deducting underwriting discounts and estimated offering expenses.

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein. See "Special Note Regarding Forward-Looking Statements" on page 54 of this Prospectus.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's revenues and operating results are subject to quarterly and other fluctuations resulting from a variety of factors, including the budgeting and purchasing practices of its customers, the length of customer evaluation processes for the Company's solutions and the timing of customer system conversions. Because a substantial portion of revenues may not be generated until the end of each quarter, the Company may not be able to adjust or reduce spending in response to sales shortfalls or delays. In addition, the Company's expense levels are based, in significant part, on the Company's expectations of future revenues and are therefore relatively fixed in the short term. If revenues fall below expectations, net income is likely to be adversely affected. These factors can cause significant variations in operating results from quarter to quarter. The Company believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

RISKS ASSOCIATED WITH PUBLIC SECTOR MARKET

     Substantially all of the Company's revenues to date have been attributable to sales of software and services rendered to state, county and city governments, other municipal agencies and publicly owned utilities. The Company expects that sales to public sector customers will continue to account for substantially all of the Company's revenues in the future. The sales cycle associated with the purchase of the Company's products is typically complex, lengthy and subject to a number of significant risks, including customers' budgetary constraints and governmental acceptance reviews over which the Company has little or no control.

     For each contract with a public sector customer, the Company is typically subject to a protracted procurement process. The process can include a detailed written response to the demonstrations, the design of software that addresses customer-specified needs, the integration of Company and third party products, political influences, award protests initiated by unsuccessful bidders and changes in budgets or appropriations which are beyond the Company's control. Contracts with public sector customers are typically subject to procurement policies which may be onerous and may include profit limitations and rights of the agency to terminate for convenience or if funds are unavailable. Some public sector customers require liquidated damages for defective products and/or for delays or interruptions caused by system failures. Payments under some public sector contracts are subject to achieving implementation milestones, and the Company has had, and may in the future have, differences with customers as to whether milestones have been achieved.

     Government organizations require compliance with various legal and other special considerations in the procurement process. The adoption of new or modified procurement regulations could adversely affect the Company by increasing costs to the Company of competing for sales or by impacting the Company's ability to perform government contracts. Any violation (intentional or otherwise) of these regulations could result in the imposition of fines, and/or debarment from award of additional government contracts which could have a material adverse effect on the Company. See "Business -- Industry Background."

MANAGEMENT OF GROWTH

     As a result of both acquisitions and successful operations, the Company has recently experienced a period of significant revenue growth and an expansion in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. This growth has resulted in new and increased responsibility for management personnel and has placed additional demands upon the Company's operational, administrative and financial resources. To accommodate recent growth, compete effectively and manage potential future growth, the Company must continue to implement and improve information systems, procedures and controls and expand, train, motivate and manage its staff. These demands will require the addition of new management and other qualified personnel. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations or to integrate successfully operations and personnel of acquired entities. Any failure to implement and improve the Company's operational, financial and management systems, to integrate operations of acquired businesses or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Employees," and "Management."

ABILITY TO RETAIN AND ATTRACT PERSONNEL

     The Company's continued success will depend upon the availability and performance of its key management, sales, marketing, customer support and product development personnel. The loss of key management or technical personnel could adversely affect the Company. The Company believes that its continued success will depend in large part upon its ability to attract and retain such personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified software development, sales and other personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Business -- Employees" and "-- Sales and Marketing," and "Management."

ABILITY TO RESPOND TO TECHNOLOGICAL CHANGE

     The Company's future success will depend significantly on its ability to enhance its current products and develop or acquire and market new products which keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. The market for the Company's products is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. As a result, the Company's future success will depend, in part, upon its ability to continue to enhance existing products and develop and introduce in a timely manner or acquire new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products, capabilities or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive. If the Company is unable to develop or acquire on a timely and cost-effective basis new software products or enhancements to existing products, or if such new products or enhancements do not achieve market acceptance, the Company's business, operating results and financial condition may be materially adversely affected. See
"Business -- Overview," and "-- Product Development."

RISKS ASSOCIATED WITH ACQUISITIONS

     A fundamental element of the Company's strategy is to grow through acquisitions. As part of its growth strategy, the Company evaluates the acquisition of other companies, assets or product lines that would complement or expand its business in attractive geographic or service markets or that would broaden its customer relationships. There can be no assurance that the Company will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into the Company's operations. The success of any completed acquisition will depend in large measure on the Company's ability to integrate the operations of the acquired business with those of the Company and otherwise to maintain and improve the results of operations of the acquired business. Acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company conducts due diligence reviews of potential acquisition candidates, the Company may not identify all material liabilities or risks related to acquisition candidates.

     The Company may elect to finance acquisitions with the proceeds of the Offering, as well as with possible debt financing or through the issuance of equity securities, or any combination of the foregoing. There can be no assurance that the Company will be able to arrange adequate financing on acceptable terms. If the Company were to consummate one or more significant acquisitions in which the consideration consisted of stock, shareholders of the Company could suffer dilution of their interests in the Company. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to the Company, which would reduce future earnings. In addition, such acquisitions could involve non-recurring acquisition-related charges, such as write-offs or write-downs of acquired research and development costs, which could have a material adverse effect on the Company's results of operations for the accounting period in which such charges are incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," and "Business -- Strategy."

COMPETITION

     The Company believes it is a leading provider of integrated enterprise-wide solutions for the public sector and utility markets. However, the Company faces competition from a variety of software vendors that offer products and services similar to those offered by the Company, and from companies offering to develop custom software. Certain competitors have greater technical, marketing and financial resources than the Company. The Company also competes with in-house IT staffs.

     The Company believes the market is highly fragmented with a large number of competitors that vary in size, primary computer platforms and overall product scope. The Company competes from time to time with (i) the consulting divisions of national and regional accounting firms; (ii) companies which focus on selected segments of the public sector and utilities markets including PeopleSoft, Inc., Systems & Computer Technology Corp. and J.D. Edwards & Company, Inc.; and (iii) a significant number of smaller private companies. There can be no assurance that such competitors will not develop products or offer services that are superior to the Company's products or services or that achieve greater market acceptance.

     The Company could face additional competition as other established and emerging companies enter the public sector software application market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third-parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Further, competitive pressures could require the Company to reduce the price of its software licenses and related services. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Overview" and "-- Competition."

DEPENDENCE ON KEY SUPPLIERS AND STRATEGIC RELATIONSHIPS

     The Company purchases certain key components of its products, including the adapter code and certain application development tools, from single or limited source suppliers. For certain of these components, there are relatively few suppliers. The Company currently has relatively few agreements that would assure delivery of such components from such suppliers. Generally, these contracts are terminable by either party upon 60 to 90 days notice. Establishing additional or replacement suppliers for any of the numerous components used in the Company's products, if required, may not be accomplished or could involve significant additional costs. The ability of any of the Company's suppliers to provide functional components in a timely manner, or the inability of the Company to locate qualified alternative suppliers for components at a reasonable cost, could adversely affect the Company's business, financial condition and results of operations. The Company's success also depends in part upon its alliances and relationships with leading hardware and software vendors. A change in these relationships could have a material adverse effect on its results of operations and financial condition while the Company seeks to establish alternative relationships. In addition, substantially all of the Company's hardware revenues are derived from the sale of IBM AS/400 systems in connection with the Company's remarketer arrangements with IBM. Any change in this relationship could have an adverse effect on the Company's financial performance. The Company may need to establish additional alliances and relationships in order to keep pace with changes in technology and there can be no assurance such additional alliances will be established.

     The Company relies primarily on distribution channels for sales of its recently acquired line of field-based reporting software products. The Company has established strategic marketing alliances with several large vendors for these products. Other businesses that the Company may acquire in the future may also sell their products primarily through similar marketing alliances or other collaborative relationships. The maintenance of those alliances and the establishment of additional alliances may be necessary for increased market penetration for such products. Certain of the Company's competitors may have already established such alliances with desired vendors who, as a result, may have limited interests in creating alliances with the Company. There can be no assurance that the Company will be able to negotiate any additional strategic relationships, that such additional relationships will be available to the Company on acceptable terms or that any such relationships, if established, will be commercially successful. Failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF SOFTWARE DEFECTS AND PRODUCT LIABILITY

     Software products as complex as those developed by the Company may contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although the Company has not experienced material adverse effects resulting from any such defects or errors to date, there can be no assurance that material defects and errors will not be found after commencement of product shipments. Any such defects could result in loss of revenues or delay market acceptance.

     The Company markets complex, mission-critical, enterprise-wide applications. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or judicial decisions. Although the Company has not experienced any significant product liability claims to date, the sale and support of software by the Company may entail the risk of such claims, which may be substantial. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Product Development."

PROPRIETARY RIGHTS, RISKS OF INFRINGEMENT AND SOURCE CODE RELEASE

     The Company regards certain features of its internal operations, software and documentation as confidential and proprietary, and relies on a combination of contract and trade secret laws and other measures to protect its proprietary intellectual property. The Company owns no patents and, under existing copyright laws, has only limited protection for its intellectual property. The Company believes that, due to the rapid rate of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and timeliness and quality of support services.

     The Company provides its products to customers under exclusive licenses, which generally are non-transferable and have a perpetual term. The Company generally licenses its products solely for the customer's internal operations and only on designated computers. In certain circumstances, the Company makes enterprise-wide licenses available for select applications. Although the Company currently provides object code to its customers and not source code, the Company historically provided source code to its customers for several products. The Company has escrowed and continues to escrow its source code for the benefit of all customers. A misappropriation or other misuse of the Company's intellectual property, including source codes previously delivered to customers, could have an adverse effect on the Company. Further, there can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, diversion of management's attention and cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. The Company may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries. See "Business -- Intellectual Property, Proprietary Rights and Licenses."

YEAR 2000 COMPLIANCE

     Many installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many organizations may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems. The Company believes that the current versions of its products are Year 2000 compliant. The Company regularly runs regression tests on its software, including tests of the Year 2000 rollover. Based on the above, it is not expected that the Company's products will be adversely affected by date changes in the year 2000. However, there can be no assurance that the Company's products contain and will contain all features and functionality considered necessary by customers, distributors, resellers and systems integrators to be Year 2000 compliant. Notwithstanding that the Company regularly provides free software upgrades to its customers and that recent upgrades are Year 2000 compliant, certain customers of the Company may still be running earlier, noncompliant versions of the Company's products. The Company is in the process of informing customers of the need to migrate to current products that management believes are Year 2000 compliant. Although the Company believes that the information systems of its major vendors (insofar as they relate to the Company's business) comply with Year 2000 requirements, there can be no assurance that the Year 2000 issue will not affect the information systems of the Company's major vendors as they relate to the Company's business, or that any such impact of a major vendor's information system would not have a material adverse effect on the Company. The Company has no contingency plan as such, however the Company believes it should be able to identify alternative vendors if the need arises. The Company anticipates that generally throughout the software industry substantial litigation may be brought against software vendors of non-compliant operating environments. Any such claims against the Company, with or without merit, could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     The Company has sold products to customers in Canada, the Caribbean, and the United Kingdom. Management expects to augment its presence in international markets. Accordingly, the Company's business, and its ability to expand its operations internationally, is subject to the risks inherent in international business activities, including, in particular, greater difficulty in safeguarding its intellectual property, general economic and political conditions in each country, foreign currency exchange rate fluctuations, overlap of different tax structures, difficulty in staffing and managing an organization spread over various countries (should the Company elect to establish a presence in international markets rather than through independent sales representatives), unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivable payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates. Any of the foregoing factors could have a material adverse effect on the Company's ability to expand its international sales. In addition, the Company must translate its software into foreign languages. To the extent that the Company is unable to accomplish such translations in a timely manner, the Company's ability to further penetrate international markets would be adversely affected. The deeper exposure to international markets creates new areas with which the Company is not familiar and places the Company in competition with new vendors. There is no assurance the Company will be successful in its efforts to compete in these international markets.

     If the Company significantly expands its international business, it anticipates that it will hedge exchange rate movements on either side of a locked-in spot rate for movements within certain ranges on dollar-foreign currency rates. Changes in the value of foreign currencies relative to the dollar beyond the ranges hedged by the Company could affect its financial condition and results of operations, and gains and losses on currency translations could contribute to fluctuations in the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the Common Stock may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. There can be no assurance that such litigation will not occur in the future with respect to the Company; such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition.

CONTROL BY OFFICERS AND DIRECTORS

     After the Offering, the present Directors and executive officers of the Company and their affiliates will beneficially own approximately 33.0% of the outstanding Common Stock. As a result, these shareholders would likely be able to effectively control most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Shareholders."

BROAD MANAGEMENT DISCRETION AS TO USE OF PROCEEDS

     Substantially all of the net proceeds to be received by the Company in connection with the Offering will be allocated to working capital and be made available for general corporate purposes and future acquisitions. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. See "Use of Proceeds."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 18,978,756 shares of Common Stock outstanding, substantially all of which will be freely tradeable without restriction or further registration under the Securities Act other than shares held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The Company, together with its executive officers and directors, who in the aggregate will own or have the right to acquire 6,271,535 shares of Common Stock upon completion of the Offering, have agreed that they will not directly or indirectly offer, sell or otherwise dispose of any shares of Common Stock, or other securities convertible into, or exercisable or exchangeable for, any shares of Common Stock without the prior written consent of the Underwriters for a period of 90 days from the date of this Prospectus, with the exception that the Company may issue shares of Common Stock in connection with acquisitions that may be made in the future or pursuant to the exercise of stock options. From time to time the Company may issue shares of Common Stock to finance acquisitions and in respect thereof, may be required to register the sale of such shares under the Securities Act. In such event, such shares would be freely tradeable upon the effectiveness of any such registration unless subject to other restrictions. Sales of a substantial number of shares of Common Stock in the public market following this Offering, or the perception that such sales might occur after the applicable restrictions thereupon lapse, could have a material adverse effect on the market price of the Common Stock.

ABSENCE OF CASH DIVIDENDS

     The Company has not paid cash dividends on its Common Stock in the past. The Company presently intends to retain earnings for its business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     Certain provisions of Florida law and the Company's Articles of Incorporation, as amended ("Amended Articles"), may deter or frustrate a takeover attempt of the Company that a shareholder might consider in its best interest. The Company is subject to the "affiliated transactions" and "control share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors. Voting rights must also be conferred on "control shares" acquired in specified control share acquisitions, generally only to the extent conferred by resolution approval by the shareholders, excluding holders of shares defined as "interested shares." In addition, certain provisions of the Company's Amended Articles or Bylaws, among other things, provide that (i) any action required or permitted to be taken by the shareholders of the Company may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders, (ii) the annual meeting of shareholders shall be held on such date and at such time fixed from time to time by the Board of Directors, provided that there shall be an annual meeting held every calendar year, (iii) any special meeting of the shareholders may be called only by the Chairman of the Board, or upon the affirmative vote of at least a majority of the members of the Board of Directors, or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting, (iv) an advance notice procedure must be followed for nomination of directors and for other shareholder proposals to be considered at annual shareholders' meetings, and (v) the Company's Board of Directors be divided into three classes, each of which serves for different three-year periods. In addition, the Company will be authorized to issue additional shares of Common Stock and up to five million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. Issuance of additional shares of Common Stock or new shares of Preferred Stock could also be used as an anti-takeover device. See "Management."

                                USE OF PROCEEDS

     The net proceeds from the sale of the 1,997,702 shares offered by the Company hereby (at an assumed offering price of $14.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company) are estimated to be approximately $26.0 million. The Company will not receive any proceeds from the sale of Common Stock by Selling Shareholders. See "Principal and Selling Shareholders." The Company intends to use net proceeds from the sale of the shares offered by it for general corporate purposes, working capital and potential acquisitions. The Company is not a party to any definitive acquisition agreement, but has entered into a letter of intent which contemplates an asset acquisition by the Company for a cash purchase price of $400,000. Pending the application of the net proceeds of the Offering as described above, the Company will invest the proceeds in short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded on the Nasdaq National Market under the symbol "HTEI." The following table sets forth, for the quarterly periods indicated, the high and low sales prices of the Common Stock, as reported on the Nasdaq National Market. The Common Stock was not publicly traded prior to June 11, 1997 and, therefore, there are no data prior to June 1997.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDED DECEMBER 1997
Second Quarter..............................................  $ 5.56   $ 5.13
Third Quarter...............................................    7.88     5.25
Fourth Quarter..............................................   10.38     7.31
FISCAL YEAR ENDING DECEMBER 1998
First Quarter...............................................   11.31     8.75
Second Quarter..............................................   17.88    11.00
Third Quarter (through August 10, 1998).....................   17.63    13.50

     Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The transfer agent for the Common Stock is Continental Stock Transfer and Trust Company.

     On August 10, 1998, the last sale price of the Common Stock as reported on the Nasdaq National Market was $14.00 per share. As of June 30, 1998, there were 169 holders of record of the Common Stock. The Company estimates that approximately 1,260 additional shareholders own Common Stock held for their accounts at brokerage firms and financial institutions.

                                DIVIDEND POLICY

     HTE has not paid cash dividends on its Common Stock in the past and does not intend to pay cash dividends in the forseeable future. HTE presently intends to retain earnings for use in its business with any future decision to pay cash dividends dependent on its growth, profitability, financial condition and other factors the Board of Directors may deem relevant.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998, on an actual basis, and as adjusted to reflect the issuance and sale by the Company of 1,997,702 shares of Common Stock at an assumed offering price of $14.00 per share, the receipt of proceeds from the exercise of 104,800 stock options exercised concurrently with or immediately prior to the sale of such shares and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                  JUNE 30, 1998
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                 (IN THOUSANDS)
Stockholders' equity:
  Common stock, $0.01 per value, 50,000,000 shares
     authorized, 16,819,458 shares issued and outstanding,
     actual; 18,921,960 shares issued and outstanding, as
     adjusted(1)(2).........................................  $   168     $   189
  Preferred stock, $0.01 par value, 5,000,000 shares
     authorized; none issued and outstanding................       --          --
  Additional paid-in capital................................   28,309      54,765
  Retained earnings.........................................    4,672       4,672
  Cumulative translation adjustments........................      (33)        (33)
                                                              -------     -------
          Total capitalization..............................  $33,116     $59,593
                                                              =======     =======

---------------

(1) Includes 104,800 shares of Common Stock currently issuable upon exercise of outstanding stock options held by certain Selling Shareholders, which options will be exercised concurrently with or immediately prior to the sale of such shares.
(2) Does not include 1,608,260 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1998, of which 389,760 were exercisable at that date. See Note 8 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company as of and for the year ended March 31, 1994, for the nine months ended December 31, 1995, for the year ended December 31, 1996, for the six months ended June 30, 1997, and as of and for the six months ended June 30, 1998, have been derived from unaudited consolidated financial statements of the Company. In the Company's opinion, such unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments (except for the effect of the change in the estimated life of capitalized computer software development costs during the year ended March 31, 1996), necessary for a fair presentation of the financial position and results of operations for such periods. The selected consolidated financial data of the Company as of March 31, 1995 and 1996, and for the year ended March 31, 1995, have been derived from consolidated financial statements audited by Arthur Andersen LLP. The selected consolidated financial data of the Company as of December 31, 1996 and 1997, and for the years ended March 31, 1996 and December 31, 1997, and the nine months ended December 31, 1996, have been derived from and are qualified by reference to the Company's Consolidated Financial Statements audited by Arthur Andersen LLP, independent certified public accountants, included elsewhere herein. The selected consolidated financial data set forth below should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                              NINE MONTHS ENDED      YEAR ENDED       SIX MONTHS ENDED
                                   YEAR ENDED MARCH 31,         DECEMBER 31,        DECEMBER 31,          JUNE 30,
                                ---------------------------   -----------------   -----------------   -----------------
                                 1994      1995      1996      1995      1996      1996      1997      1997      1998
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                    (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Software licenses...........  $ 6,397   $10,498   $11,575   $ 6,791   $10,869   $15,847   $26,762   $12,049   $19,801
  Professional services.......    6,372     8,390    10,686     7,376     8,943    11,715    14,543     7,498     9,454
  Hardware....................    2,731     6,802     7,323     5,836     7,740     9,219    11,768     4,640     5,477
  Maintenance and other.......    3,598     7,842    10,013     8,020     6,950     9,040    12,571     5,997     8,362
  Resource management.........       --        --        --        --        --        --       448        --       723
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
        Total revenues........   19,098    33,532    39,597    28,023    34,502    45,821    66,092    30,184    43,817
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Operating expenses:
  Cost of software licenses...    1,385     1,433     3,585     2,794     2,919     3,742     5,283     2,207     3,016
  Cost of professional
    services..................    4,639     6,144     7,608     5,629     4,952     6,728     8,363     4,159     5,546
  Cost of hardware............    2,003     6,240     5,774     4,656     6,186     7,308     9,209     3,570     4,378
  Cost of maintenance and
    other.....................    2,093     5,092     4,233     3,168     2,705     3,598     5,984     2,877     4,400
  Cost of resource
    management................       --        --        --        --        --        --       343        --       467
  Research and development....    2,087     3,174     4,508     3,310     5,242     6,537     8,256     4,064     6,226
  Sales and marketing.........    2,845     4,610     5,474     3,949     6,186     7,742    11,520     5,133     8,322
  General and
    administrative............    4,579     5,565     6,764     5,006     5,830     7,702    10,925     5,488     7,063
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
        Total operating
          expenses............   19,631    32,258    37,946    28,512    34,020    43,357    59,883    27,498    39,418
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Operating income (loss).......     (533)    1,274     1,651      (489)      482     2,464     6,209     2,686     4,399
Interest expense (income).....      135       104       127        70       191       248      (227)      126      (255)
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Income (loss) before income
  taxes.......................     (668)    1,170     1,524      (559)      291     2,216     6,436     2,560     4,654
Provision (benefit) for income
  taxes.......................     (109)      139       211      (605)      581     1,397     2,482       803     2,145
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Net income (loss).............     (559)    1,031     1,313        46      (290)      819     3,954     1,757     2,509
Accretion and accrual of
  dividends on mandatorily
  redeemable preferred
  stock.......................       --        84       184       138     1,003     1,049     1,308     1,308        --
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
        Net income (loss)
          attributable to
          common
          stockholders........  $  (559)  $   947   $ 1,129   $   (92)  $(1,293)  $  (230)  $ 2,646   $   449   $ 2,509
                                =======   =======   =======   =======   =======   =======   =======   =======   =======
PRO FORMA OPERATIONS DATA:
Income (loss) before income
  taxes.......................  $  (668)  $ 1,170   $ 1,524   $  (559)  $   291   $ 2,216   $ 6,436   $ 2,560   $ 4,654
Pro forma provision (benefit)
  for income taxes............     (279)      508       593      (265)      158       956     2,463     1,005     1,756
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Pro forma net income (loss)
  (1).........................  $  (389)  $   662   $   931   $  (294)  $   133   $ 1,260   $ 3,973   $ 1,555   $ 2,898
                                =======   =======   =======   =======   =======   =======   =======   =======   =======

                                                                     NINE MONTHS ENDED      YEAR ENDED      SIX MONTHS ENDED
                                             YEAR ENDED MARCH 31,       DECEMBER 31,       DECEMBER 31,         JUNE 30,
                                            ----------------------   ------------------   ---------------   ----------------
                                             1994    1995    1996     1995        1996     1996     1997    1997       1998
                                            ------   -----   -----   ------      ------   ------    -----   -----      -----
Net income (loss) per share:
  Basic...................................  $(0.08)  $0.12   $0.14   $(0.01)     $(0.16)  $(0.03)   $0.21   $0.05      $0.15
  Diluted.................................  $(0.08)  $0.12   $0.12   $(0.01)     $(0.16)  $(0.03)   $0.20   $0.05      $0.14
Pro forma net income (loss) per share (2):
  Basic...................................                                       $ 0.01             $0.28   $0.13      $0.17
  Diluted.................................                                       $ 0.01             $0.27   $0.13      $0.17

                                                                       MARCH 31,              DECEMBER 31,
                                                              ---------------------------   -----------------   JUNE 30,
                                                               1994      1995      1996      1996      1997       1998
                                                              -------   -------   -------   -------   -------   --------
                                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   902   $ 1,738   $ 1,143   $ 1,038   $18,634   $10,892
Working capital (deficit)...................................   (2,516)     (307)      782       387    24,387    23,406
Total assets................................................    9,786    16,084    21,514    27,415    54,208    57,573
Long term debt..............................................      150        75        --       240        --        --
        Total stockholders' equity (deficit)................     (206)       75     1,166      (175)   30,292    33,116

---------------

(1) Prior to their acquisitions, certain businesses acquired by the Company were taxed as S corporations. The pro forma net income (loss) reflects historical data as adjusted for all income being taxed as if it were earned by a C corporation.
(2) Pro forma net income (loss) per share is determined by dividing pro forma net income (loss) by the pro forma weighted-average number of shares outstanding during the period. Pro forma weighted-average number of shares outstanding for all periods reported except for the six months ended June 30, 1998, were determined assuming the conversion of the mandatorily redeemable preferred stock and the mandatorily redeemable Class C common stock into the Company's Common Stock as of the date it was first issued. Common share equivalents included in the diluted calculation are computed using the treasury stock method and consist of Common Stock which may be issuable upon the exercise of outstanding stock options, when dilutive.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. This description contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the factors set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     The Company develops, markets, implements and supports fully integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments and other municipal agencies and for public and private utilities. For over 16 years, the Company has strategically focused on providing software applications exclusively to middle market public sector organizations and utilities, and has established itself as a leading provider of software solutions to those markets. HTE's fully integrated enterprise-wide software applications are designed to fulfill the specific functional requirements of the public sector marketplace, such as improvement of delivery of services, reduction of costs, enhancement of revenue collection, operation within budgetary constraints, compliance with government regulations and improvement of overall operating efficiencies. The Company's Total Enterprise Solution currently includes more than 50 applications addressing five functional areas: financial management, community services, public safety and justice, education and utility management. The Company's products operate as integrated suites or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors. As part of its strategy to provide a completely integrated solution to its customers, the Company also provides a variety of related services, including consulting, implementation, education and training, and the provision and configuration of hardware systems.

     The Company provides its software applications and business solutions to customers in public sector and utility markets under license agreements and service contracts. HTE's revenues are generated principally from (i) software licenses that grant customers the right to use the Company's software products,
(ii) professional services derived from a variety of services related to the implementation of the Company's software, including project management, custom programming, consulting, conversion and education programs, systems planning and integration and other services, (iii) sales of hardware such as computers, data collection equipment, peripherals and related network and communications products purchased from third-parties and sold by the Company to its software customers, (iv) maintenance and other revenues which include revenues associated with annual software maintenance and support services, and (v) resource management revenues derived from IT outsourcing services designed to assume total or partial control and responsibility of customers' information resources, generally on a long-term basis.

     The Company recognizes revenues from software licenses when the related license agreement has been executed and the software has been shipped to the customer, provided that no significant Company obligations remain related to the software license and collection of the receivable is deemed probable. The Company typically contracts professional services on a time and materials basis and such revenues are recognized as services are performed. Hardware revenues are recognized at the time the products are shipped. The Company drop-ships hardware directly to the customer and does not carry hardware inventory. Revenues from maintenance and other are recognized ratably over the term of the applicable maintenance agreement. Resource management revenues are recognized monthly as services are performed, according to the contractually agreed upon rate.

     The sales cycle for the Company's systems is typically six to 18 months from initial contact to contract signing. The product delivery cycle varies based on the customer's implementation plan. Complete product implementation typically occurs within six to nine months, but can extend beyond nine months on contracts involving significant and continuing customer service requirements, particularly with enterprise-wide solutions.

Accordingly, the product delivery cycle depends upon the combination of products purchased and the defined implementation plan.

     The Company accounts for costs related to computer software in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." All costs incurred to establish technological feasibility of a software product are charged to research and development expense as incurred. Technological feasibility is established when the Company has completed all planning, designing, coding and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. Costs of producing product masters incurred subsequent to establishing technological feasibility are capitalized and are amortized on a straight-line basis over three years once the product is available for general release to customers. The Company ceases capitalization when the product is available for general release to customers. Effective April 1, 1995, management changed the estimated useful life of capitalized software development costs from 60 months to 36 months. As a result, the Company recognized additional amortization expense of $1.3 million during the year ended March 31, 1996. This change was reflected in the cost of software licenses and resulted in an increase as a percentage of software license revenues from 19.7% to 31.0% for the year ended March 31, 1996.

     The Company derives substantially all of its revenues from domestic operations. In November 1996, HTE established a presence in Canada through an acquisition.

     The Company's revenues and operating results are subject to quarterly and other fluctuations resulting from a variety of factors, including the effect of budgeting and purchasing practices of its customers, the length of the customer evaluation process for the Company's solutions, the timing of customer system conversions, and the Company's sales practices. Historically, the Company has achieved its highest income in the fiscal quarter ended March 31 due to the Company's sales practices. In 1996, the Company implemented a new sales and marketing program and changed its fiscal year end to December 31, which the Company believes will have the effect of moderating such fluctuations. Because of these changes, the Company believes that historical quarterly operating data should not be relied upon as an indicator of its future performance. However, the Company has often recognized a substantial portion of its revenues during the last month of each quarter. Since a significant portion of the Company's operating expenses is relatively fixed, the Company may not be able to adjust or reduce spending in response to sales shortfalls or delays. These factors can cause significant variations in operating results from quarter to quarter. The Company believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of its future performance.

Recent Acquisitions

     In December 1997, the Company purchased the assets of Kb for $400,000 in cash and the payment of a continuing royalty on license fees over a five-year period. For its fiscal year ended June 30, 1997, Kb had revenues of approximately $1.4 million. As of the date of the acquisition, Kb had approximately 150 customers. The Kb software applications have enabled the Company to expand its penetration into governmental tax departments by adding property appraisal and assessment applications to its traditional tax billing and collection capability.

     In January 1998, the Company purchased the assets of JALAN for approximately $1.7 million in cash. For its fiscal year ended September 30, 1997, JALAN had revenues of approximately $2.5 million. As of the date of the acquisition, JALAN had 18 employees and approximately 120 customers in 32 states. The JALAN software applications track inmate information for jails, case status for courts, defendant case information for district attorneys' and public defenders' offices, civil papers for sheriff departments, case information for the probation system and claims for victim compensation.

     In April 1998, the Company completed a pooling of interests acquisition of Phoenix for 272,036 shares of Common Stock valued at $3.0 million on or about the closing date. As of the date of the acquisition, Phoenix had 22 employees and approximately 70 customers. The Phoenix software applications encompass a complete suite of integrated Windows NT software products targeted towards financial management and student administration for school districts (grades K through 12).

     In June 1998, the Company completed a pooling of interests acquisition of UCS for 1,120,000 shares of Common Stock valued at $15.0 million as of the April 1998 agreement valuation date. For its fiscal year ended December 31, 1997, UCS had revenues of approximately $10.0 million. As of the date of the acquisition UCS had approximately 130 employees in its Ft. Lauderdale, Florida, Golden, Colorado and Vienna, Virginia offices and more than 200 customers throughout the United States. UCS is a leading mobile work force automation provider of field-based reporting software. UCS's products and services are utilized by federal, state, county and city government agencies, as well as police and fire departments. UCS mobile data software enables law enforcement officials to utilize HTE software through the entire criminal justice process -- from the first point of contact with a suspect in the field through the judicial system and throughout the incarceration period.

     In July 1998, the Company entered into a letter of intent to acquire the assets of Vanguard for $400,000 in cash and the payment of continuing royalties over a five-year period. Subject to completion of due diligence and the execution of a definitive purchase agreement, the acquisition is expected to close in the quarter ending September 30, 1998. Vanguard provides professional management services and software applications to trial courts and other judicial agencies. The Company expects the acquisition to expand its justice system product line, enhance its UNIX client/server offerings, and permit it to respond to proposals for large scale courts administration systems.

Future Acquisitions

     Over the past five years, the Company has supplemented its internal growth with nine acquisitions, four of which have occurred since June 1997. The Company intends to continue its growth strategy and expects growth from acquisitions to complement internally generated growth. The Company views acquisitions as a means of acquiring technology and industry expertise thereby expanding the variety of enterprise-wide software applications the Company offers for sale and servicing, broadening its customer base and expanding internationally. The Company believes that the public sector application vendor market is highly fragmented with many small point solution companies and that the industry is currently entering a period of consolidation. The Company intends to pursue acquisition opportunities which help it to accomplish its objective of becoming the leading provider of enterprise-wide IT solutions to the public sector.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain revenues, income and expense items expressed as a percentage of the Company's total revenues:

                                                                 NINE MONTHS ENDED          YEAR ENDED         SIX MONTHS ENDED
                                      YEAR ENDED MARCH 31,         DECEMBER 31,            DECEMBER 31,            JUNE 30,
                                      ---------------------   -----------------------   -------------------   -------------------
                                        1995        1996         1995         1996        1996       1997       1997       1998
                                      ---------   ---------   ----------   ----------   --------   --------   --------   --------
Revenues:
  Software licenses.................     31.3%       29.2%       24.2%        31.5%       34.6%      40.5%      39.9%      45.2%
  Professional services.............     25.0        27.0        26.3         25.9        25.6       22.0       24.8       21.6
  Hardware..........................     20.3        18.5        20.9         22.4        20.1       17.8       15.4       12.5
  Maintenance and other.............     23.4        25.3        28.6         20.2        19.7       19.0       19.9       19.1
  Resource management...............       --          --          --           --          --        0.7         --        1.6
                                        -----       -----       -----        -----       -----      -----      -----      -----
        Total revenues..............    100.0       100.0       100.0        100.0       100.0      100.0      100.0      100.0
                                        -----       -----       -----        -----       -----      -----      -----      -----
Operating expenses:
  Cost of software licenses.........      4.3         9.1        10.0          8.5         8.2        8.0        7.3        6.9
  Cost of professional services.....     18.3        19.2        20.1         14.4        14.7       12.7       13.8       12.7
  Cost of hardware..................     18.6        14.6        16.6         17.9        15.9       13.9       11.8       10.0
  Cost of maintenance and other.....     15.2        10.7        11.3          7.8         7.9        9.1        9.5       10.0
  Cost of resource management.......       --          --          --           --          --        0.5         --        1.1
  Research and development..........      9.5        11.4        11.8         15.2        14.3       12.5       13.5       14.2
  Sales and marketing...............     13.7        13.8        14.1         17.9        16.9       17.4       17.0       19.0
  General and administrative........     16.6        17.1        17.9         16.9        16.8       16.5       18.2       16.1
                                        -----       -----       -----        -----       -----      -----      -----      -----
        Total operating expenses....     96.2        95.9       101.8         98.6        94.7       90.6       91.1       90.0
                                        -----       -----       -----        -----       -----      -----      -----      -----
Operating income (loss).............      3.8         4.1        (1.8)         1.4         5.3        9.4        8.9       10.0
Interest expense (income)...........      0.3         0.3         0.2          0.5         0.5       (0.3)       0.4       (0.6)
                                        -----       -----       -----        -----       -----      -----      -----      -----
Income (loss) before income taxes...      3.5         3.8        (2.0)         0.9         4.8        9.7        8.5       10.6
Provision (benefit) for income
  taxes.............................      0.4         0.5        (2.2)         1.7         3.0        3.7        2.7        4.9
                                        -----       -----       -----        -----       -----      -----      -----      -----
        Net income (loss)...........      3.1%        3.3%        0.2%        (0.8)%       1.8%       6.0%       5.8%       5.7%
                                        =====       =====       =====        =====       =====      =====      =====      =====

Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

     Revenues

     The Company's total revenues increased by 45% to $43.8 million for the six months ended June 30, 1998, from $30.2 million for the six months ended June 30, 1997.

     Software Licenses Revenues. Software licenses revenues increased by 64% to $19.8 million for the six months ended June 30, 1998, from $12.0 million for the six months ended June 30, 1997. As a percentage of total revenues, software license revenues increased to 45.2% for the six months ended June 30, 1998, from 39.9% for the six months ended June 30, 1997. The dollar and percentage increases resulted primarily from an increased number of software applications available for sale and a continued investment in sales and marketing activities.

     Professional Services Revenues. Professional services revenues increased by 26% to $9.5 million for the six months ended June 30, 1998, from $7.5 million for the six months ended June 30, 1997. As a percentage of total revenues, professional services revenues decreased to 21.6% for the six months ended June 30, 1998, from 24.8% for the six months ended June 30, 1997. The dollar increase in professional services was directly related to the increase in license fees and service offerings. The decrease in professional services revenues as a percentage of total revenues was primarily due to an increase in the sale of products requiring less implementation services, along with an increased backlog of services revenues associated with license fee bookings in the period.

     Hardware Revenues. Hardware revenues increased by 18% to $5.5 million for the six months ended June 30, 1998, from $4.6 million for the six months ended June 30, 1997. As a percentage of total revenues, hardware revenues decreased to 12.5% for the six months ended June 30, 1998, from 15.4% for the six months ended June 30, 1997. The dollar increase was primarily due to the increased number of license fee contracts executed that required the installation of hardware. The decrease in hardware revenues as a percentage of total revenues was primarily due to a larger number of sales of software licenses to customers who did not require additional hardware.

     Maintenance and Other Revenues. Maintenance and other revenues increased by 39% to $8.4 million for the six months ended June 30, 1998, from $6.0 million for the six months ended June 30, 1997. As a percentage of total revenues, maintenance and other revenues decreased to 19.1% for the six months ended June 30, 1998, from 19.9% for the six months ended June 30, 1997. The dollar increase was primarily due to maintenance contracts associated with new software licenses, customer system upgrades and price increases in the fees charged for annual maintenance. The decrease in maintenance and other revenues as a percentage of total revenues was primarily due to the lag time between the sale and booking of software licenses and the commencement of annual maintenance contracts.

     Resource Management Revenues. Resource management revenues were $723,000 or 1.6% of total revenues for the six months ended June 30, 1998. There were no comparable revenues for the six months ended June 30, 1997 as this division began operations in the fourth quarter of 1997.

     Cost of Revenues

     Cost of Software Licenses Revenues. Cost of software licenses includes third party royalties and amortization of computer software development costs. Cost of software licenses increased by 37% to $3.0 million for the six months ended June 30, 1998, from $2.2 million for the six months ended June 30, 1997. As a percentage of software license revenues, cost of software licenses decreased to 15.2% for the six months ended June 30, 1998, from 18.3% for the six months ended June 30, 1997. The dollar increase resulted primarily from an increased number of third party software licenses sold, specifically module enhancements such as report writers and imaging products. The decrease in the cost of software licenses as a percentage of software license revenues was primarily due to the growth of internal software licenses which exceeded the growth of third party software licenses.

     Cost of Professional Services Revenues. Cost of professional services consists primarily of personnel costs and other costs related to the services business. Cost of professional services increased by 33% to $5.5 million for the six months ended June 30, 1998, from $4.2 million for the six months ended June 30, 1997. As a percentage of professional services revenues, cost of professional services increased to 58.7% for the six months ended June 30, 1998, from 55.5% for the six months ended June 30, 1997. The dollar increase was directly related to increased professional services revenues. The increase in cost of professional services as a percentage of professional services revenues was primarily due to lower utilization rates resulting from an increased number of non-billable consultants in training.

     Cost of Hardware Revenues. Cost of hardware consists primarily of costs payable to vendors for hardware. Cost of hardware increased by 23% to $4.4 million for the six months ended June 30, 1998, from $3.6 million for the six months ended June 30, 1997. As a percentage of hardware revenues, cost of hardware increased to 79.9% for the six months ended June 30, 1998, from 76.9% for the six months ended June 30, 1997. The dollar increase was related to the increased hardware sales in the period. The increase in the cost of hardware as a percentage of hardware revenues was primarily due to the higher number of and smaller size of new contracts signed.

     Cost of Maintenance and Other Revenues. Cost of maintenance and other consists primarily of seven days a week, 24 hours a day telephone support, documentation and related administrative and personnel expenses. Cost of maintenance and other increased by 53% to $4.4 million for the six months ended June 30, 1998, from $2.9 million for the six months ended June 30, 1997. As a percentage of maintenance and other revenues, cost of maintenance and other increased to 52.6% for the six months ended June 30, 1998, from 48.0% for the six months ended June 30, 1997. The dollar and percentage increases were primarily due to investment in a new customer interaction software system and increased personnel to enhance products and support a larger client base.

     Cost of Resource Management Revenues. Cost of resource management consists primarily of personnel, hardware and administrative costs associated with managing data processing operations. Cost of resource management was $467,000 for the six months ended June 30, 1998. As a percentage of resource management revenues, costs of resource management was 64.6% for the six months ended June 30, 1998. There were no comparable costs for the six months ended June 30, 1997, as this division began operations in the fourth quarter of 1997.

     Research and Development Expenses. Research and development expenses are comprised primarily of salaries and a portion of the Company's overhead for its in-house staff and amounts paid to outside consultants to supplement the product development efforts of its in-house staff. Research and development expenses increased by 53% to $6.2 million for the six months ended June 30, 1998, from $4.1 million for the six months ended June 30, 1997. As a percentage of total revenues, research and development increased to 14.2% for the six months ended June 30, 1998, from 13.5% for the six months ended June 30, 1997. The dollar and percentage increases were primarily due to increased staffing levels and expenses for additional software and hardware required for the development of additional products and platforms as well as maintenance and enhancements of existing products.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries, commissions, travel related benefits and administrative costs allocated to the Company's sales and marketing personnel. Sales and marketing expenses increased by 62% to $8.3 million for the six months ended June 30, 1998, from $5.1 million for the six months ended June 30, 1997. As a percentage of total revenues, sales and marketing increased to 19.0% for the six months ended June 30, 1998, from 17.0% for the six months ended June 30, 1997. The dollar and percentage increases were attributable to the Company's continued expansion of its direct sales force, increased marketing efforts, travel and other expenses related to increased sales activity.

     General and Administrative Expenses. General and administrative expenses include the costs of corporate operations, finance and accounting, human resources and other general operations of the Company. General and administrative expenses increased by 29% to $7.1 million for the six months ended June 30, 1998, from $5.5 million for the six months ended June 30, 1997. As a percentage of total revenues, general and administrative expenses decreased to 16.1% for the six months ended June 30, 1998, from 18.2% for the six months ended June 30, 1997. The dollar increase was due to additional staffing, additional facility related expenses and additional computer equipment and software required to build the infrastructure to support the Company's growth. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to leveraging of existing resources. In the period ended June 30, 1998, the Company recorded a non-recurring charge of $237,000 related to the acquisitions of Phoenix and UCS. In the period ended June 30, 1997, the Company incurred non-recurring expenses of $300,000 related to the relocation and closing of certain offices.

     Provision for Income Taxes. The Company's income taxes have been recorded on a quarterly basis based on the Company's anticipated annual tax rate. However, during the six months ended June 30, 1998, the Company recorded a non-recurring deferred income tax charge of $339,000 in connection with the acquisitions of UCS and Phoenix. This provision recorded the deferred tax liabilities of UCS and Phoenix due to changes in tax status on the acquisition dates for federal income tax reporting purposes.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues

     The Company's total revenues increased by 44% to $66.1 million for the year ended December 31, 1997, from $45.8 million for the year ended December 31, 1996.

     Software Licenses Revenues. Software licenses revenues increased by 69% to $26.8 million for the year ended December 31, 1997, from $15.8 million for the year ended December 31, 1996. As a percentage of total revenues, software license revenues increased to 40.5% for the year ended December 31, 1997, from 34.6% for the year ended December 31, 1996. The dollar and percentage increases resulted from an increased number of applications available for sale and an increased investment in sales and marketing.

     Professional Services Revenues. Professional services revenues increased by 24% to $14.5 million for the year ended December 31, 1997, from $11.7 million for the year ended December 31, 1996. As a percentage of total revenues, professional services revenues decreased to 22.0% for the year ended December 31, 1997, from 25.6% for the year ended December 31, 1996. The dollar increase was primarily due to the Company's increased number of services offered. The decrease in professional services revenues as a percentage of total revenues was primarily due to strong growth in revenues from software licenses, along with an increase in related professional services backlog.

     Hardware Revenues. Hardware revenues increased by 28% to $11.8 million for the year ended December 31, 1997, from $9.2 million for the year ended December 31, 1996. As a percentage of total revenues, hardware revenues decreased to 17.8% for the year ended December 31, 1997, from 20.1% for the year ended December 31, 1996. The dollar increase resulted from the Company's expansion of its third-party re-marketing sales through IBM. The decrease in hardware revenues as a percentage of total revenues was primarily due to stronger growth in software license revenues.

     Maintenance and Other Revenues. Maintenance and other revenues increased by 39% to $12.6 million for the year ended December 31, 1997, from $9.0 million for the year ended December 31, 1996. As a percentage of total revenues, maintenance and other revenues decreased to 19.0% for the year ended December 31, 1997, from 19.7% for the year ended December 31, 1996. The dollar increase resulted from maintenance contracts associated with new software licenses, customer system upgrades and price increases in the fees charged for annual maintenance. The decrease in maintenance and other revenues as a percentage of total revenues was primarily due to stronger growth in software license revenues.

     Resource Management Revenues. During 1997, the Company began offering the resource management service that allows customers to turn over management of all computer related functions. In October 1997, the Company signed its first resource management contract with Seminole County, Florida. Resource management revenues for the year ended December 31, 1997 were $448,000 or 0.7% of total revenues.

     Cost of Revenues

     Cost of Software Licenses Revenues. Cost of software licenses increased by 41% to $5.3 million for the year ended December 31, 1997, from $3.7 million for the year ended December 31, 1996. As a percentage of software license revenues, cost of software licenses decreased to 19.7% for the year ended December 31, 1997, from 23.6% for the year ended December 31, 1996. The dollar increase resulted from an increased number of software licenses. The decrease in the cost of software licenses as a percentage of software license revenues was primarily due to the growth of internal software licenses which exceeded the growth of third party software licenses.

     Cost of Professional Services Revenues. Cost of professional services increased by 24% to $8.4 million for the year ended December 31, 1997, from $6.7 million for the year ended December 31, 1996. As a percentage of professional services revenues, cost of professional services increased to 57.5% for the year ended December 31, 1997, from 57.4% for the year ended December 31, 1996. The dollar increase resulted from the growth in professional services revenues.

     Cost of Hardware Revenues. Cost of hardware increased by 26% to $9.2 million for the year ended December 31, 1997, from $7.3 million for the year ended December 31, 1996. As a percentage of hardware revenues, cost of hardware decreased to 78.3% for the year ended December 31, 1997, from 79.3% for the year ended December 31, 1996. The dollar increase is directly related to the increased hardware sales. The decrease in the cost of hardware revenues as a percentage of hardware revenues was primarily due to slightly improved margins on the larger hardware transactions.

     Cost of Maintenance and Other Revenues. Cost of maintenance and other increased by 66% to $6.0 million for the year ended December 31, 1997, from $3.6 million for the year ended December 31, 1996. As a percentage of maintenance and other revenues, cost of maintenance and other increased to 47.6% for the year ended December 31, 1997, from 39.8% for the year ended December 31, 1996. The dollar increase was primarily due to investment in new customer support processes, increased personnel to enhance products and additional computer equipment required to handle graphical user interfaces. The increase in the cost of maintenance and other revenues as a percentage of maintenance and other revenues was primarily due to costs related to building infrastructure to accommodate the growth in client base.

     Cost of Resource Management Revenues. Cost of resource management was $343,000 for the year ended December 31, 1997. As a percentage of resource management revenues, cost of resource management was 76.6% for the year ended December 31, 1997. There were no comparable costs for the year ended December 31, 1996, as this division began operations in the fourth quarter of 1997.

     Research and Development Expenses. Research and development expenses increased by 26% to $8.3 million for the year ended December 31, 1997, from $6.5 million for the year ended December 31, 1996. As a percentage of total revenues, research and development expenses decreased to 12.5% for the year ended December 31, 1997, from 14.3% for the year ended December 31, 1996. The dollar increase was primarily due to increased staffing levels and associated costs and expenses related to additional software and hardware required to enable the development of additional products and platforms. The decrease in research and development expenses as a percentage of total revenues was primarily due to revenues growing at a faster rate than research and development expenditures.

     Sales and Marketing Expenses. Sales and marketing expenses increased by 49% to $11.5 million for the year ended December 31, 1997, from $7.7 million for the year ended December 31, 1996. As a percentage of total revenues, sales and marketing expenses increased to 17.4% for the year ended December 31, 1997, from 16.9% for the year ended December 31, 1996. The dollar and percentage increases were attributable to the Company's continued expansion of its direct sales force, increased marketing efforts, travel and other expenses related to increased sales activity.

     General and Administrative Expenses. General and administrative expenses increased by 42% to $10.9 million for the year ended December 31, 1997, from $7.7 million for the year ended December 31, 1996. As a percentage of total revenues, general and administrative expenses decreased to 16.5% for the year ended December 31, 1997, from 16.8% for the year ended December 31, 1996. The dollar increase was due to additional staffing, space, computer equipment and software required to build the infrastructure to support the Company's growth. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to the leveraging of existing resources.

Nine Months Ended December 31, 1996 Compared to Nine Months Ended December 31, 1995

     Revenues

     The Company's total revenues increased by 23% to $34.5 million for the nine months ended December 31, 1996, from $28.0 million for the nine months ended December 31, 1995.

     Software Licenses Revenues. Software licenses revenues increased by 60% to $10.9 million for the nine months ended December 31, 1996, from $6.8 million for the nine months ended December 31, 1995. As a percentage of total revenues, software license revenues increased to 31.5% for the nine months ended December 31, 1996, from 24.2% for the nine months ended December 31, 1995. The dollar and percentage increases resulted primarily from an increased number of applications available for sale combined with the benefits of an increased investment in sales and marketing.

     Professional Services Revenues. Professional services revenues increased by 21% to $8.9 million for the nine months ended December 31, 1996, from $7.4 million for the nine months ending December 31, 1995. As a percentage of total revenues, professional services revenues decreased to 25.9% for the nine months ended December 31, 1996, from 26.3% for the nine months ended December 31, 1995. The dollar increase was primarily due to the increase in the number of its service offerings. The decrease in professional services revenues as a percentage of total revenues was primarily due to the impact of a large contract that ended in the year ended December 31, 1995.

     Hardware Revenues. Hardware revenues increased by 33% to $7.7 million for the nine months ended December 31, 1996, from $5.8 million for the nine months ended December 31, 1995. As a percentage of total revenues, hardware revenues increased to 22.4% for the nine months ended December 31, 1996, from 20.9% for the nine months ended December 31, 1995. The dollar and percentage increases were primarily due to the Company's expansion of its third party remarketing sales through IBM.

     Maintenance and Other Revenues. Maintenance and other revenues decreased by 13% to $7.0 million for the nine months ended December 31, 1996, from $8.0 million for the nine months ended December 31, 1995. As a percentage of total revenues, maintenance and other revenues decreased to 20.2% for the nine months ended December 31, 1996, from 28.6% for the nine months ended December 31, 1995. The dollar and percentage decreases were primarily due to a large support contract in the nine months ended December 31, 1995.

     Cost of Revenues

     Cost of Software Licenses Revenues. Cost of software licenses increased by 5% to $2.9 million for the nine months ended December 31, 1996, from $2.8 million for the nine months ended December 31, 1995. As a percentage of software license revenues, cost of software licenses decreased to 26.9% for the nine months ended December 31, 1996, from 41.1% for the nine months ended December 31, 1995. Excluding the charge related to the acceleration of amortization of computer software development costs of $1.0 million during the nine months ended December 31, 1995, the increase was $1.1 million or 62% in the nine months ended December 31, 1996 compared to the nine months ended December 31, 1995. This change was primarily due to increased costs related to third party public safety products.

     Cost of Professional Services Revenues. Cost of professional services decreased by 12% to $5.0 million for the nine months ended December 31, 1996, from $5.6 million for the nine months ended December 31, 1995. As a percentage of professional services revenues, cost of professional services decreased to 55.4% for the nine months ended December 31, 1996, from 76.3% for the nine months ended December 31, 1995. The dollar and percentage decreases resulted from minimizing non-billable travel and other administrative costs as this line of business expanded.

     Cost of Hardware Revenues. Cost of hardware increased by 33% to $6.2 million for the nine months ended December 31, 1996, from $4.7 million for the nine months ended December 31, 1995. As a percentage of hardware revenues, cost of hardware increased to 79.9% for the nine months ended December 31, 1996, from 79.8% for the nine months ended December 31, 1995. The dollar increase is directly related to increased sales of hardware.

     Cost of Maintenance and Other Revenues. Cost of maintenance and other decreased by 15% to $2.7 million for the nine months ended December 31, 1996, from $3.2 million for the nine months ended December 31, 1995. As a percentage of maintenance and other revenues, cost of maintenance and other decreased to 38.9% for the nine months ended December 31, 1996, from 39.5% for the nine months ended December 31, 1995. The dollar and percentage decreases were primarily due to a large support contract in 1995.

     Research and Development Expenses. Research and development expenses increased by 58% to $5.2 million for the nine months ended December 31, 1996, from $3.3 million for the nine months ended December 31, 1995. As a percentage of total revenues, research and development expenses increased to 15.2% for the nine months ended December 31, 1996, from 11.8% for the nine months ended December 31, 1995. The dollar increase was primarily due to increased staffing levels and associated costs. The increase in research and development expenses as a percentage of total revenues was primarily due to increased staffing levels and expenses for additional software and hardware required for the development of additional products and platforms as well as maintenance and enhancements of existing products.

     Sales and Marketing Expenses. Sales and marketing expenses increased by 57% to $6.2 million for the nine months ended December 31, 1996, from $3.9 million for the nine months ended December 31, 1995. As a percentage of total revenues, sales and marketing expenses increased to 17.9% for the nine months ended December 31, 1996, from 14.1% for the nine months ended December 31, 1995. The dollar and percentage increases were attributable to the Company's expansion of its direct sales force, increased marketing efforts, travel and other expenses related directly to increased sales activity.

     General and Administrative Expenses. General and administrative expenses increased by 17% to $5.8 million for the nine months ended December 31, 1996, from $5.0 million for the nine months ended

December 31, 1995. As a percentage of total revenues, general and administrative expenses decreased to 16.9% for the nine months ended December 31, 1996, from 17.9% for the nine months ended December 31, 1995. The dollar increase was primarily due to additional staffing in finance and accounting, human resources and contract administration required to support the Company's growth. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to better leveraging of resources compared to growth in revenues.

Year Ended March 31, 1996 Compared to Year Ended March 31, 1995

     Revenues

     The Company's total revenues increased by 18% to $39.6 million for the year ended March 31, 1996, from $33.5 million for the year ended March 31, 1995.

     Software Licenses Revenues. Software licenses revenues increased by 10% to $11.6 million for the year ended March 31, 1996, from $10.5 million for the year ended March 31, 1995. As a percentage of total revenues, software license revenues decreased to 29.2% for the year ended March 31, 1996, from 31.3% for the year ended March 31, 1995. The dollar increase resulted from new software licenses. The decrease in software licenses revenues as a percentage of total revenues was primarily due to increased professional services compared to growth in software license sales.

     Professional Services Revenues. Professional services revenues increased by 27% to $10.7 million for the year ended March 31, 1996, from $8.4 million for the year ended March 31, 1995. As a percentage of total revenues, professional services revenues increased to 27.0% for the year ended March 31, 1996, from 25.0% for the year ended March 31, 1995. The dollar increase resulted from the Company's expansion of its professional services business. The increase in professional services revenues as a percentage of total revenues was primarily due to increased professional services compared to growth in software license sales.

     Hardware Revenues. Hardware revenues increased by 8% to $7.3 million for the year ended March 31, 1996, from $6.8 million for the year ended March 31, 1995. As a percentage of total revenues, hardware revenues decreased to 18.5% for the year ended March 31, 1996, from 20.3% for the year ended March 31, 1995. The dollar amount increased as the Company entered into a new remarketing agreement with IBM. The decrease in hardware revenues as a percentage of total revenues was primarily due to a larger proportional increase in software license revenues.

     Maintenance and Other Revenues. Maintenance and other revenues increased by 28% to $10.0 million for the year ended March 31, 1996, from $7.8 million for the year ended March 31, 1995. As a percentage of total revenues, maintenance and other revenues increased to 25.3% for the year ended March 31, 1996, from 23.4% for the year ended March 31, 1995 as a result of new software licenses and customer system upgrades.

     Cost of Revenues

     Cost of Software Licenses Revenues. Cost of software licenses increased by 150% to $3.6 million for the year ended March 31, 1996, from $1.4 million for the year ended March 31, 1995. As a percentage of software licenses revenues, cost of software licenses increased to 31.0% for the year ended March 31, 1996, from 13.7% for the year ended March 31, 1995. Excluding the charge related to the acceleration of amortization of computer software development costs of $1.3 million during the year ended March 31, 1995, the dollar increase was $822,000, or 57.4%, in the year ended March 31, 1996 compared to the year ended March, 31 1995. The change was primarily due to additional costs associated with third party products.

     Cost of Professional Services Revenues. Cost of professional services increased by 24% to $7.6 million for the year ended March 31, 1996, from $6.1 million for the year ended March 31, 1995. As a percentage of professional services revenues, cost of professional services decreased to 71.2% for the year ended March 31, 1996, from 73.2% for the year ended March 31, 1995. The dollar increase resulted from the Company's expansion of its professional services to offer full service in this area. The percentage decrease was primarily due to improved operating efficiencies.

     Cost of Hardware Revenues. Cost of hardware decreased by 8% to $5.8 million for the year ended March 31, 1996, from $6.2 million for the year ended March 31, 1995. As a percentage of hardware revenues, cost of hardware decreased to 78.8% for the year ended March 31, 1996, from 91.7% for the year ended March 31, 1995. The dollar decrease was due to a new remarketing agreement with IBM offset by a large hardware sale in the year ended March 31, 1995. The percentage decrease was due to the lower margin on hardware in the prior year from a large contract compared to normal hardware margins.

     Cost of Maintenance and Other Revenues. Cost of maintenance and other decreased by 17% to $4.2 million for the year ended March 31, 1996, from $5.1 million for the year ended March 31, 1995. As a percentage of maintenance and other revenues, cost of maintenance and other decreased to 42.3% for the year ended March 31, 1996, from 64.9% for the year ended March 31, 1995. The dollar and percentage decreases were primarily due to a corporate restructuring in the earlier period to build an infrastructure to support future growth.

     Research and Development Expenses. Research and development expenses increased by 42% to $4.5 million for the year ended March 31, 1996, from $3.2 million for the year ended March 31, 1995. As a percentage of total revenues, research and development expenses increased to 11.4% for the year ended March 31, 1996, from 9.5% for the year ended March 31, 1995. The dollar and percentage increases were primarily due to increased staffing levels and associated costs.

     Sales and Marketing Expenses. Sales and marketing expenses increased by 19% to $5.5 million for the year ended March 31, 1996, from $4.6 million for the year ended March 31, 1995. As a percentage of total revenues, sales and marketing expenses increased to 13.8% for the year ended March 31, 1996, from 13.7% for the year ended March 31, 1995. The dollar increase was attributable to travel and other expenses related directly to increased sales activity.

     General and Administrative Expenses. General and administrative expenses increased by 22% to $6.8 million for the year ended March 31, 1996, from $5.6 million for the year ended March 31, 1995. As a percentage of total revenues, general and administrative expenses increased to 17.1% for the year ended March 31, 1996, from 16.6% for the year ended March 31, 1995. The dollar and percentage increases were due to additional staffing and related expenses in finance and accounting, human resources and contract administration required to support the Company's growth.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to 1997, the Company funded its operations primarily through cash generated from operations, supplemented by borrowings under a bank line of credit and the private sale of equity securities. On June 11, 1997, the Company completed its initial public offering of Common Stock (the "IPO"). The Company received $22.6 million from the IPO, net of issuance costs. Cash flow (used in) provided by operating activities was $(3.2 million) and $2.1 million for the six months ended June 30, 1998 and 1997, on net income of $2.5 million and $1.8 million, respectively. Cash flow provided by operating activities was $4.7 million and $2.9 million for the years ended December 31, 1997 and 1996, on net income of $4.0 million and $819,000 respectively. Cash flow provided by (used in) operating activities was $1.8 million and $(488,000) for the nine months ended December 31, 1996 and 1995, on net (loss) income of $(290,000) and $46,000, respectively. Cash flow provided by operating activities was $721,000 and $1.8 million for the fiscal years ended March 31, 1996 and 1995, on net income of $1.3 million and $1.0 million, respectively.

     Cash used in investing activities (capital expenditures, software development investments and acquisitions) totaled $3.6 million and $1.4 million during the six months ended June 30, 1998 and 1997, respectively. Cash used in investing activities totaled $6.6 million and $3.3 million for the years ended December 31, 1997 and 1996. Cash used in investing activities totaled $2.6 million for each of the nine months ended December 31, 1996 and 1995. Cash used in investing activities totaled $3.4 million and $2.6 million in the fiscal years ended March 31, 1996 and 1995, respectively. In 1997, the Company made significant investments in leasehold improvements related to its new headquarters facility in Lake Mary, Florida, and also acquired the assets of Kb. The increase in restricted cash in 1997 reflects cash held in escrow related to the JALAN acquisition. The JALAN acquisition was closed in January 1998. Capital expenditures were primarily comprised of the Company's investments in equipment and related software associated with increased staffing. In addition, the Company made significant investments in upgrading internal systems. The Company continues to capitalize between $2.6 million and $2.7 million on an annual basis related to software development efforts for additional products and platforms.

     Net cash used in financing activities was $901,000 in the six months ended June 30, 1998, reflecting the payment of the amounts due to stockholders related to the UCS acquisition, partially offset by the net proceeds from the Employee Stock Purchase Plan, compared to cash provided of $15.8 million in the comparable 1997 period, related primarily to the proceeds from the IPO, offset partially by the repayment of a line of credit and payment of dividends on the mandatorily redeemable preferred stock. Net cash provided by financing activities was $19.5 million in the year ended December 31, 1997, compared to $341,000 in the comparable 1996 period. In 1997, net proceeds from the IPO of $22.6 million were partially offset by repayment of long-term debt, payment of accrued dividends on mandatorily redeemable preferred stock and pay-off of a note payable to related parties. Cash flow provided by financing activities was $914,000 for the nine months ended December 31, 1996, relating primarily to the issuance of capital stock which raised $252,000 and net borrowings of $662,000, compared to cash provided of $2.2 million for the nine months ended December 31, 1995. For the 12-month period ended March 31, 1996, net cash provided by financing activities was $2.1 million comprised of $2.0 million in net borrowing under the line of credit offset by repayments under capital leases and related party advances. For fiscal year ended March 31, 1995, net cash provided was $1.6 million consisting of $2.8 million from the issuance of preferred stock offset by repayments under capital leases and the line of credit along with shareholder distributions.

     In August 1998, the Company entered into a Revolving Line of Credit Agreement (the "Loan Agreement") with SunTrust Bank, Central Florida, National Association (the "Bank"), under which the Bank extended a line of credit of up to a maximum borrowing amount of $15.0 million with an expiration date of June 30, 2000, subject to review by June 30, 1999. Borrowings under the Loan Agreement are collateralized by first liens on accounts receivable, inventory, equipment, furniture, furnishings, fixtures and intellectual property. The line of credit bears interest at LIBOR plus 1.7% per annum. Under the terms of the Loan Agreement, the Company is required to comply with certain financial covenants. Borrowings under the Loan Agreement may be made for financing operations and interim acquisition financing. There are no borrowings currently outstanding under this line.

     The Company believes its cash balances, cash generated from operations and this Offering, and borrowings available under the Loan Agreement will satisfy the Company's working capital and capital expenditure requirements for at least the next 12 months. In the longer term, the Company may require additional sources of liquidity to fund future growth. Such sources of liquidity may include additional equity offerings or debt financings.

INFLATION

     The Company believes that inflation has not had a material impact on the Company's operating results and does not expect inflation to have a material impact on the Company's operating results in 1998.

RECENT ACCOUNTING PRONOUNCEMENTS

     In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), later amended by Statement of Position 98-4 ("SOP 98-4"). SOP 97-2 and SOP 98-4 require companies to defer revenue and profit recognition if four required criteria of a sale are not met. In addition, SOP 97-2 and SOP 98-4 require that revenue be allocated to multiple element arrangements. SOP 97-2 and SOP 98-4 are effective for all transactions entered into in fiscal years beginning after December 15, 1997. The Company has adopted the provisions of SOP 97-2, as amended, effective January 1, 1998 and such adoption did not have a material impact on the Company's operating results or financial position.

     In June 1997, the FASB issued Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and No. 131, "Disclosures about Segments of an Enterprise and

Related Information" ("SFAS 131"). The Company adopted these statements effective in 1998. SFAS 130 establishes standards for reporting comprehensive income and SFAS 131 establishes standards for reporting information about operating segments. The Company does not expect that the adoption of SFAS 130 and SFAS 131 will have a material impact on the Company's operating results or financial position.

YEAR 2000 COMPLIANCE

     Risks Associated with the Year 2000. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies will need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. There are several aspects to the Year 2000 issues as follows:

     Impact on Revenues. The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Conversely, Year 2000 issues may cause other companies to accelerate purchases of software to replace non-Year 2000 compliant applications, causing a short-term increase in demand for the Company's products. There is no assurance that such increase in demand will be realized. Either of the foregoing could have a material adverse effect upon the Company's business, operating results and financial condition.

     Year 2000 Compliance. The Company believes that the current versions of its products are Year 2000 compliant. The Company regularly runs regression tests on its software, including tests of the Year 2000 rollover. Based on the above, it is not expected that the Company's products will be adversely affected by date changes in the year 2000. However, there can be no assurance that the Company's products contain and will contain all features and functionality considered necessary by customers, distributors, resellers and systems integrators to be Year 2000 compliant. Notwithstanding that the Company regularly provides free software upgrades to its customers and that these recent upgrades are Year 2000 compliant, certain customers of the Company may still be running earlier, noncompliant versions of the Company's products. The Company is in the process of informing customers of the need to migrate to current products that management believes are Year 2000 compliant. The Company anticipates that generally throughout the software industry substantial litigation may be brought against software vendors of noncompliant operating environments. The Company believes that any such claims against the Company, with or without merit, could have a material adverse effect on the Company's business, operating results and financial condition.

     Internal Systems. The Company has also reviewed its internal systems for Year 2000 compliance and is in the process of upgrading to Year 2000 compliant versions from third party software vendors, modifying certain systems, and planning to replace certain systems with new third party software, which the Company expects to complete prior to January 1, 2000. In addition to making its own systems Year 2000 ready, the Company has also begun to contact its key suppliers and vendors to determine the extent to which the systems of such suppliers and vendors are Year 2000 compliant and the extent to which the Company could be affected by the failure of such third parties to be Year 2000 compliant. The Company has appointed its Manager of Quality Assurance to oversee all activities associated with Year 2000 compliance issues. A standing committee meets on a monthly basis to review appropriate activities. Management does not believe that the cost to bring its software products and internal systems into Year 2000 compliance will have a material adverse effect on the Company's results of operations or financial condition. However, delays in upgrading some systems to Year 2000 compliance, or a failure to fully identify all Year 2000 dependencies in the Company's systems and in the systems of its suppliers, vendors, and financial institutions could have material adverse consequences, including delays in the delivery or sale of products.

     Expenses Related to Year 2000 Compliance. The Company has not incurred significant expense in becoming Year 2000 compliant as this has been achieved as a part of regular upgrades to its internal operating systems. Future costs related to Year 2000 compliance are not expected to have a material adverse effect on the Company's results of operations or financial condition.

                                    BUSINESS

OVERVIEW

     The Company develops, markets, implements and supports fully integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments and other municipal agencies and for public and private utilities. For over 16 years, the Company has strategically focused on providing software applications exclusively to public sector organizations and utilities, and therefore has established itself as a leading provider of software solutions to those markets. HTE's fully integrated enterprise-wide software applications are designed to fulfill the specific functional requirements of the public sector marketplace, such as improvement of delivery of services, reduction of costs, enhancement of revenue collection, operation within budgetary constraints, compliance with government regulations and improvement of overall operating efficiencies. The Company's Total Enterprise Solution currently includes more than 50 applications addressing five functional areas: financial management, community services, public safety and justice, education and utility management. The Company's products operate as integrated suites or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors. As part of its strategy to provide a completely integrated solution to its customers, the Company also provides a variety of related services, including consulting, implementation, education and training, and the provision and configuration of hardware systems.

     As of June 30, 1998, the Company had over 1,600 customers in the U.S., Caribbean, United Kingdom and Canada, including installations in all 50 U.S. states. The Company markets and sells its products through a direct sales force. The Company's focus on the public sector and utilities industries has allowed it to develop significant expertise and to design feature-rich solutions that address the specific needs of these organizations.

INDUSTRY BACKGROUND

     The public sector marketplace is composed of state, county and city governments, other agencies and publicly owned utilities. The local government market comprises over 3,000 counties and over 19,000 municipalities in the U.S., not including school districts, townships and special governmental districts. The utility market includes approximately 1,800 water, gas and electric utilities, each serving between 25,000 and 500,000 consumers. With respect to public safety agencies, there are approximately 50,000 police, fire and emergency service agencies in the U.S. In 1996, state and local government agencies spent approximately $35.0 billion on IT and related products which is expected to grow to over $45.0 billion in 2001 according to G2 Research, Inc. This total for 2001 includes approximately $8.0 billion for software, $12.3 billion for external services and $8.4 billion for hardware.

     The public sector marketplace is currently undergoing significant organizational and business changes. Recently, the federal government has ceded additional program and funding responsibilities to state and local governments, resulting in a growing requirement at the local level to fill the gap between increasing constituent demands and limited resources. Like many private sector businesses, public sector organizations face increasing pressure to improve delivery of services while striving to control and reduce costs and generate additional revenues. In response, public sector organizations are employing IT solutions in an effort to streamline and automate administrative intensive processes, improve timeliness and quality of services and generally enhance operating efficiencies. In addition, public sector organizations are seeking to use IT to create new sources of revenues and enhance existing revenue collection.

     Certain IT issues facing state and local governments also impact utilities, many of which are owned by municipalities. In addition, recent deregulation in the utility market has resulted in greater competition among utilities. Consequently, utilities are under pressure to retain their customer bases and focus their efforts on enhancing service levels, improving operating practices and reducing costs. Specifically, utilities seek to ensure timely and effective utilization of inventory, equipment and human resources, along with improved customer service levels. Utilities must also comply with government regulations covering environmental, worker health and safety and other matters.

     Historically, local governments and utility companies utilized computerized operations management systems principally based on mainframe and mini-computers running customized proprietary software. These legacy systems have limited ability to operate with other software applications, systems and resources and are often difficult and expensive to maintain, upgrade and modify. Budget constraints and other factors have caused public sector organizations to lag private sector companies in the adoption of newer, open-architecture client/server systems. However, the need to integrate mission-critical functions is now driving these organizations to replace their legacy systems and more recently acquired point solutions with more technologically advanced, integrated and complete software solutions.

     While there are an increasing number of software vendors seeking to target the public sector, current solutions provided by these vendors have not been able to meet the needs of public sector organizations. Because these solutions typically are not enterprise-wide, they lack the ability to share information among the multitude of agencies and departments within a public sector organization. In addition, these vendors are frequently private sector providers with little public sector expertise which offer general software products that often do not fulfill the specific functional requirements of the public sector marketplace, such as complying with government fund accounting, procurement and budgeting processes. Consequently, many of these solutions must be highly customized and become difficult and costly to implement, use and modify. As public sector organizations reengineer their practices and strive to become more efficient, they typically seek comprehensive, fully-functional solutions from a single source which enable them to meet their particular needs.

THE HTE TOTAL ENTERPRISE SOLUTION

     The Company's fully integrated enterprise-wide software solutions enable public sector organizations and utilities to improve delivery of services, reduce costs, enhance revenue collection, operate successfully within budgetary constraints, comply with government regulations and improve overall operating efficiencies. As part of its strategy to provide a completely integrated solution to its customers, the Company also provides a variety of related services, including consulting, implementation, education and training and the provision and configuration of hardware systems. HTE's Total Enterprise Solution is based on more than 16 years of public sector and utility expertise and consists of a suite of software applications, as well as a wide range of customer services, support and training. The Company's Total Enterprise Solution provides the following:

          Integrated Enterprise-Wide Solutions and Depth of Functionality. HTE offers a Total Enterprise Solution, currently consisting of more than 50 applications, which provides feature-rich systems for financial management, community services, public safety and justice, education and utility management. HTE's products operate as stand-alone applications or as integrated suites which provide users with a consistent graphical user interface and the ability to easily access data and share information among multiple departments and agencies. The Company's applications are based upon proven technologies and are designed to function in mission-critical environments.

          Adaptability/Flexibility/Scalability. HTE solutions are readily adaptable to meet a customer's initial needs and are designed with sufficient flexibility to respond to a customer's specific system refinements and ongoing changes once the system is fully in service. The scalability of the Company's software applications and the customer's ability to migrate within the Company's suite of products allow customers to accommodate growth and expand application functionality. In addition, the Company offers several application programming interfaces to enable customers to develop customized reporting and satisfy unique requirements.

          Ease of Implementation and Use. The Company leverages its public sector expertise and the integrated nature of its software products to provide a rapid and cost effective implementation of its software with minimal need for customization. In addition, HTE's software solutions provide for centralized system administration, thereby simplifying system management and reducing the need for in-house system administrators and third party services. These characteristics reduce the expense and disruption associated with the implementation and maintenance of enterprise-wide IT solutions.

STRATEGY

     The Company's objective is to be the leading provider of enterprise-wide IT solutions to the public sector and utility marketplace. Principal elements of the Company's strategy include:

          Promote Integrated Enterprise-Wide Solutions. HTE believes that the fully integrated suite of comprehensive applications comprising the Company's Total Enterprise Solution provides significant opportunities with its existing customer base as well as with new customers. The Company believes a substantial opportunity exists to sell additional products to current customers who are using only one or a few of the Company's applications. HTE also intends to offer its suite of applications to potential new customers that are currently looking for a point solution, such as a single department-based application, but prefer products which may be easily integrated with other applications in the future. HTE will continue to devote significant resources to marketing strategies which target customers seeking enterprise-wide software solutions.

          Capitalize on Public Sector and Utilities Expertise. For over 16 years, the Company has focused exclusively on the public sector and utility markets, and had over 1,600 customers at June 30, 1998. The Company believes this focus has resulted in the development of a core expertise and understanding of the unique operational requirements of the public sector, such as emergency services and government fund accounting. The Company intends to capitalize on its knowledge and experience to enhance sales in existing markets and expand into new market segments, such as foreign governments and educational institutions. The Company believes the size and geographic breadth of its customer base offers significant leverage with regard to new business, since references from existing customers often result in future sales opportunities.

          Complement Growth through Strategic Acquisitions. Over the past five years, the Company has supplemented its internal growth with nine acquisitions. The Company intends to accelerate its growth through acquisitions. The Company views acquisitions as a means of increasing its technological capabilities, broadening its customer base and expanding its international presence. The Company believes that the public sector software application vendor market is highly fragmented, and is entering a period of consolidation. The Company intends to pursue acquisition opportunities which will help it accomplish its objective of becoming the leading provider of enterprise-wide information solutions to the public sector. See "Management's Discussion of Financial Condition and Results of Operations -- Recent Acquisitions."

          Continue to Deliver New Technology and Platform - Independent Applications. The Company intends to continue to serve its customers by maintaining its reputation for proven and effective use of recent advances in technology. The Company will continue to develop new applications and incorporate new functionality, such as Internet integration, object-based technology, decision support and wireless communications into its software products. In addition, the Company recognizes that individual customers prefer a variety of hardware and operating system platforms, including the AS/400, Windows NT and UNIX. As such, the Company's development efforts focus on providing suites of business solutions which can operate effectively regardless of the customer's platform preference.

          Expand Sales Force and Marketing Initiatives. The Company intends to increase its penetration of the public sector and utility markets by expanding the distribution of its products. To accomplish this expansion, the Company is actively increasing the size of its direct sales force and is currently implementing a new multi-phased sales approach combining targeted marketing programs with field sales operations. In addition, the Company intends to continue to build collaborative relationships with customers in order to develop new applications and assist customers in keeping pace with technology and in maintaining compliance with government regulations.

HTE'S INTEGRATED SOFTWARE PRODUCTS

     HTE offers fully integrated enterprise-wide software solutions designed to automate and integrate the operations of public sector and utility organizations. The Company has designed its products based on the premise that complete application integration is essential for the effective sharing of information across an organization. Offering enterprise-wide integration, the Company's software applications share functions and eliminate redundant data and repetitive tasks. Transactions are processed by a single application, and the information is immediately ready for use by other interfaced applications. The license fee for a typical sale ranges from approximately $80,000 to $500,000, depending on hardware configurations, number of users and applications licensed. Additional revenues are generated from providing related professional and maintenance services and required hardware.

     The following is a representative sampling of the Company's applications and the principal benefits of the integrated application system, followed by a more detailed discussion of some of these applications:

FINANCIAL MANAGEMENT SYSTEMS -- 12 APPLICATIONS

     - A comprehensive integrated financial reporting system designed to monitor organizational goals and performance.

     - Eliminates redundant data entry and centralizes and minimizes record management and retrieval of historical information through interfacing modules.

     - Complies with Governmental Accounting, Auditing, and Financial Reporting ("GAAFR") and Government Finance Officers Association ("GFOA") standards.

     - Streamlines IRS reporting and offers custom budgeting tools.

COMMUNITY SERVICES SYSTEMS -- 12 APPLICATIONS

     - A centralized information system which expedites access to property data, building permits, business licenses, code enforcement proceedings, planning and zoning processes, property appraisal and assessment, and tax billing and collections.

     - Generates all documentation and improves revenue tracking, processing and payment collection.

     - Routes projects to various agencies and promotes communication among agencies.

     - Maintains voter records and tracks voting history.

     - Manages community parks and recreational facilities.

PUBLIC SAFETY AND JUSTICE SYSTEMS -- 20 APPLICATIONS

     - A complete suite of applications which provides critical information to users in emergency situations through mobile computing technologies.

     - Integrates police, fire and emergency medical service reporting and communications with state and federal information systems and facilitates sharing of vital information.

     - Increases personnel safety and provides for better public service by allowing police and emergency personnel to access databases by mobile connections.

     - Promotes effective management of time, staff and facilities involved in the administration of justice.

UTILITY MANAGEMENT SYSTEMS -- 6 APPLICATIONS

     - A broad utility management system designed to handle a full range of services including bill processing, equipment management and customer service information.

     - Provides immediate access to customer information and work orders and tracks assets and resources.

EDUCATION SYSTEMS -- 4 APPLICATIONS

     - An integrated suite of student administration and financial applications designed to meet the unique requirements of school districts (grades K through 12).

     - Complies with state and federal reporting requirements.

     - Centralizes storage of employee and student information for quick retrieval.

     - Automates the creation of course catalogs, class schedules, reports, financial statements and other documents to increase efficiency and improve accuracy.

  Financial Management Systems

     The Company's financial management products provide key financial management and accounting functions for public sector organizations. HTE's Integrated Financial System ("INFISYS") and Government Management and Budgetary Accounting ("GMBA") software applications represent the core of HTE's Financial Management System. These applications are based on fund accounting and are designed to take full advantage of open systems. These two applications have similar functionality but serve different tiers of the market.

          GMBA System. Targeted at smaller local governments and agencies, GMBA integrates general ledger, budgeting, accounts payable, projects/grants management, and investment tracking. GMBA is compliant with GAAFR and GFOA standards and offers interactive processing, multiple security levels, and extensive reporting capabilities.

          INFYSIS System. Targeted at larger organizations, INFISYS integrates general ledger, budgeting, accounts payable, projects/grants management, and investment tracking. Offers built-in extended reporting features with flexible charts-of-accounts.

          Extended Reporting. Creates user-defined financial reports which may be downloaded to desktop business applications.

          Accounts Receivable. Tracks all charges, produces invoices, and generates statements. Features fee and penalty processing, third party billing, write-offs, aging control, and automatic charges.

          Cash Receipts. Offers rapid, accurate control over all cash transactions and deposits and provides centralized cash collection of multiple payment types.

          Payroll/Personnel. Provides a flexible, user-defined system for meeting specialized public sector payroll requirements. Features automated accrual tracking, direct deposit, Equal Employment Opportunity Commission reporting, and easy data entry capabilities.

          Applicant Tracking. Tracks the recruitment process from requisition through employee selection.

          Purchasing/Inventory. Features inventory control, vendor quote history, account security and inventory allocation for specific projects and offers bar code scanning capability. Creates purchase orders and provides inventory requisition and bid processing.

          Fleet Management. Tracks and reports equipment maintenance, related parts, fuel and labor costs. Features automated scheduling of maintenance and integrates with automated refueling systems.

          Asset Management I. Provides information relating to capital inventory and tracks depreciable and nondepreciable assets and supports bar coding capability.

          Asset Management II. Allows users access to construction-related accounting procedures in addition to the capabilities of Asset Management I.

  Community Services Systems

     The Company's community services applications provide a centralized land and location database solution which expedites access to property data, building permits, code enforcement proceedings, planning and zoning processes, business license information, voter registration, appraisal and assessment, and tax billing and collections. The system also manages community parks and recreational facilities.

          Land/Parcel Management. Eliminates duplication of information across applications by managing a shared database of land and location data for utilization by all HTE land-based applications. Features a street dictionary with locations of liens and stores property valuations for unlimited years. Offers user-defined property use, zoning and jurisdiction.

          Building Permits. Automates the permitting process by tracking plan approval, storing structure specifications and assessing and processing fees. Offers inspection scheduling and a comprehensive voice response solution, enabling contractors to request or cancel inspections and receive inspection results by remote access. Offers mobile, pen-enabled graphical user interface software applications that allow building inspectors to easily supply and receive timely, accurate information while working in the field.

          Code Enforcement. Organizes, processes and tracks all complaints and code violations. Offers mobile, pen-enabled software applications that allow code enforcement inspectors to supply and receive timely, accurate information while working in the field.

          Business Licenses. Generates various types of licenses, assesses fees and penalties, processes renewals and offers contractor licensing and certification.

          Planning and Zoning. Manages planning and zoning projects through review and approval processes. Enables users to track reviews, create meeting and project documents, generate notice letters and specify project conditions.

          Tax Billing and Collections. Provides flexible billing and collections for single or multiple taxing entities. Uses property information from HTE's Land Management database and information updated from appraisal district or assessor's office to process tax bills. Automatically calculates penalties, interest, collection fees and discounts and maintains special payment plans.

          Parks and Recreation Applications. Offers automation and management of parks and recreational facilities by government organizations. Maintains schedules of parks or facility use and manages membership and mailing lists. Application modules available include activity registration and tournament scheduling.

          Property Appraisals and Assessments. Automates the property appraisal and assessment process. Features user defined property data items and valuation calculations. Also available is a field software module for appraisers' use during reassessment field visits.

  Public Safety and Justice Systems

     The public safety and justice applications offer police, fire, emergency services, courts and jail entities a complete public safety/justice solution through an integrated suite of applications which provides immediate in-the-field access to vital information. Such dispatch information includes locations, equipment and personnel response recommendations and current status of events or incidents. Applications allow for mobile collection of incident data mandated by state and federal regulatory agencies and promote greater safety of public service personnel. Critical communication links for rapid information dissemination in emergency situations are facilitated by the integration of mobile data computers, emergency-911 operations, state and federal computers, and alarm panels.

          Computer Aided Dispatch IV ("CAD IV"). Computer aided dispatch software provides dispatchers with up to 30 live task areas for dispatch, incident and unit status, database inquiry and National Crime Information Center access. Also provides integrated mapping. CAD IV functions independently or with HTE's CRIMES Management System, FIRES Management System and Emergency Medical Services applications to provide a complete public safety solution.

          Computer Aided Dispatch III ("CAD III"). Provides quick, accurate equipment and personnel response recommendations and tracks the status of police, fire and emergency medical service unit responses. Provides routing, hazard, and hydrant information, address verification and duplicate call detection. Interfaces with emergency-911 phone systems and state computer systems.

          CRIMES Management. Tracks details for uniform crime reporting. Links all related information concerning victim, suspect, property, and evidence without redundant data entry. Includes extensive narrative and cross-referencing capabilities, automatic warnings for active warrants and a master name index. Provides mobile, pen-enabled software application that allows police officers to easily supply and receive timely, accurate information related to accidents, incidents, warrants, arrests and dispatch.

          Crackdown. Provides investigative tool for law enforcement intelligence units, narcotics investigators and organized crime bureaus by offering event-oriented investigation history with automatic cross referencing. Supports direct connection to National Crime Information Center and state systems. Protects sensitive information while allowing multiple authorized users access to the application.

          FIRES Management. Tracks fire or emergency medical service incidents. Automatically audits data for accuracy and consistency and adheres to regulatory requirements. Accommodates organizations that do not have state-mandated reporting requirements.

          Fire Resources Activity Tracking. Tracks both scheduled and emergency activities for resources such as personnel, equipment, hydrants and emergency transportation units.

          Fire Prevention. Records fire prevention information about commercial, industrial and multi-family dwellings. Maintains information such as hydrant location, shutoffs for utilities, location of hazardous materials and emergency contact information.

          Emergency Medical Services. Tracks all information related to incidents involving emergency medical response and adheres to state reporting standards. Integrates with HTE's FIRES Management, Computer Aided Dispatch, and Accounts Receivable applications to provide a complete emergency medical services solution.

          Mobile Data Systems. Works with other HTE mobile-enabled public safety software applications and the mobile data network to provide wireless communication between field personnel and the dispatch center. Provides direct access to information in state and federal law enforcement databases.

          Integrated Mapping. Provides custom digitized pictorial reference of an agency's jurisdiction by displaying streets and major land features on individual workstations.

          Case Management. Provides a centralized system for managing municipal court cases, including event tracking and payment collection.

          Citation Management. Centralizes citation entry, maintenance and payment collection.

          Enterprise Field Reporting. A portable software solution for public safety that automates the entire reporting process and speeds up every aspect of report management, from the field to the office. Easy-to-use report applications, combined with wireless communications technology, provide a system of fully integrated modules that work together to share information and eliminate redundant data entry.

          Jail System. Delivers a comprehensive jail management and inmate tracking solution that provides the information required to manage jails of virtually all sizes and complexity.

          Court System. A multi-jurisdictional case management system that tracks the progress of each case through arraignment to final disposition.

          Prosecutor's System. A case tracking and management solution that supports the prosecutor's office in all aspects of a case. The solution captures the basic information from the police report or other initiating sources enabling the assigned attorney to follow the progress of the case.

          Probation System. A probation management solution that tracks the case from pretrial to final compliance, including word processing that automates court orders, recommendations, letters, contact forms and notices.

          Public Defender System. A case tracking, document processing and management reporting solution that streamlines case tracking from initial incident to final disposition.

          Return of Service System. A civil paper process management system that supports the civil department in serving court papers in a timely manner. The system allows quick responses to court inquiries, tracks funds and property from auctions and provides docket information for legal record keeping.

  Utility Management Systems

     The Company offers a suite of integrated products designed to handle a full range of utility services including electric, water, gas and waste removal. The flexibility of these programs lets customers tailor applications to meet specific business needs. HTE's Customer Information System ("CIS") is capable of interfacing with software systems which run on open systems platforms and with various databases for engineering purposes such as plant maintenance.

          Customer Information System. Facilitates electric, water and gas utility services by automating tasks such as customer location maintenance, meter reading maintenance, bill processing, delinquencies, penalties, refunds and write-offs. Accommodates requirements of public, private and cooperative utilities. Interfaces with other HTE software applications such as INFISYS to provide a complete utility solution.

          Continuing Property Records. Offers multiple depreciation methods, mass asset records and detailed asset reporting. Provides construction assembly standards, estimating, costing and unitization through an interface to HTE's Work Orders/Facility Management application. Acts as a subsidiary ledger for asset accounts in HTE's accounting software.

          Work Orders/Facility Management. Provides a complete facility management and maintenance solution by offering complaint tracking and request processing. Allows departments to send or receive requests, schedule jobs and track costs.

          Distribution Management. Tracks detailed information related to utility equipment. Links meters and transformers to calculate fault currents and transformer loads in conjunction with CIS.

          Contact Management. Directs and handles customer calls and integrates information with CIS and Work Orders/Facility Management to improve customer service operations.

  Education Systems

     The Company offers a suite of software applications to support the unique requirements of school administrators (grades K through 12). Applications incorporate a variety of standard features and functions to provide ease of use, customization capabilities, and reporting flexibility across applications.

          Student Administration. Provides school administrators with each student's status, including attendance records, grade reports and transcripts. Provides fully computerized or arena scheduling and online schedule maintenance. Stores home room assignment and generates photo ID cards with student schedule.

          General Accounting. Offers a fully integrated, multi-user fund and encumbrance accounting system that includes general ledger, accounts payable, revenues, purchase orders, requisitions, 1099 processing, and state reporting. Also includes a comprehensive budget building module.

          Payroll. Provides a complete payroll management system that meets federal and state requirements while addressing the needs of school districts. Supports direct deposit into multiple accounts, payroll encumbrance, teacher substitute distributions, supplements and balloon checks. Generates assignment notification letters, staff directories, photo IDs, tenure lists and other reports.

          Human Resources. Manages a wide range of employee data specific to school districts, including certification, assignments, benefits, academic history, and attendance information. Offers multiple-level salary schedules, academic and professional leave history. Generates assignment notification letters, staff directories, photo IDs, tenure lists and other reports.

SERVICES

     Implementation Support Program. HTE offers its customers an Implementation Support Program with an initial system order or with a significant upgrade to an existing system. The Implementation Support Program provides a variety of project management and consulting services to assist in implementation and deployment of HTE's enterprise solutions. The Company offers a variety of site-specific technical and consulting services to assist in all phases of the implementation process. HTE may also provide assistance in integrating its products with the customer's existing software.

     Professional Consulting Services. The Company offers professional consulting services that extend beyond standard maintenance contracts. These services include project management, hardware and software installation, classroom education, on-site training, conversion planning and programming services. Additional services include custom applications analysis, design, development, training and deployment for most of HTE's applications. Professional consulting services are priced separately.

     Education and Training. HTE offers education and training services that provide customers with a formalized program to ensure that applications are implemented and utilized in an efficient and cost-effective manner. Customers are also offered a variety of software installation, technical support and user training services, both on-site and in HTE's training center. Customized education and training programs are also available to meet a customer's specific development needs. Education and training services are priced separately.

HARDWARE

     As part of its Total Enterprise Solution, the Company is able to provide the hardware necessary for its customers to run the Company's software. The Company has value-added reseller relationships with hardware vendors under which it resells those vendors' hardware to its own customers on a drop-ship basis. Substantially all of the Company's revenues from hardware sales to date have been derived from IBM products. The Company believes its ability to provide hardware is an important element in enabling it to offer a comprehensive solution to its customers, and differentiates it from many of its smaller competitors.

CUSTOMER SERVICE

     For ongoing support, HTE offers its customers a Comprehensive Support Program. The Company provides product enhancements and updates that maintain a customer's software and documentation. The Comprehensive Support Program also includes hotline telephone support, which is available 24 hours per day, seven days per week. As a separately priced option, customers can extend this support to personal computers, networks and operating systems. During fiscal 1997, the Company expanded its support services to include a Customer Care Program whereby customers are called at predetermined time schedules to identify needs for service, support or new product offerings.

     Through the HTE User Group ("HUG"), the Company involves its customers and end-users to help identify new functions and product features that would offer the greatest additional benefits. HUG is an independent non-profit organization formed by users of HTE's products. HUG hosts an annual meeting that is attended by thousands of members for purposes of exchanging information, viewing new product demonstrations by the Company, and providing the Company with product feedback and recommendations for additional enhancements or updates. If there is sufficient support for a particular enhancement or update, the Company pursues its development and incorporates it as a standard feature in the next iteration of the applicable software. For isolated recommendations, the Company contacts the customer to explore a customized enhancement or upgrade at agreed upon professional fees.

SALES AND MARKETING

     The Company sells its products primarily through a direct sales force. As of June 30, 1998, the Company had 98 employees in its sales and marketing organization, including sales representatives, pre-sale consultants, sales support representatives, sales management, proposal specialists, product demonstrators and systems hardware specialists. The Company employs a variety of business development and marketing activities to communicate directly with current and prospective customers. These activities include exhibiting at trade shows, holding seminars for clients and prospective clients on technology and industry issues, marketing through targeted mail campaigns and publishing SOLUTIONS magazine (a semi-annual Company publication).

     The Company has implemented a new sales strategy which includes sophisticated prospect development and sales cycle management processes. HTE uses a combination of prospective client databases, targeted marketing campaigns and field sales methodologies to identify potential candidates for its Total Enterprise Solution systems. The Company believes this process accounts for a large percentage of the Company's new accounts and reduces the time spent by field sales representatives prospecting unqualified leads. Prospective HTE customers are monitored through a comprehensive prospect management system that segments the sales cycle into several phases, each with multiple measurement points, to assess properly the prospective client base.

     HTE believes a strong local presence is an important factor in addressing the needs of local governments and establishing long-term relationships. Therefore, the Company has decentralized much of its client development, customer service and customer account responsibilities. As a result, HTE has 18 sales offices throughout the U.S. and one in Canada.

     An aspect of the Company's sales and marketing strategy is to build and maintain strong business alliances that the Company believes play a role in the successful marketing of its software products. These alliances are with software and hardware vendors and technology consulting firms, some of which are active in the selection and implementation of IT systems for organizations that comprise the Company's principal customer base. HTE maintains strategic relationships with companies such as International Business Machines Corporation, Microsoft Corporation, Motorola, Inc., TRW Inc., Lockheed Martin Corporation, AT&T Corporation, Hewlett-Packard Company, Oracle Corporation, and Seagull Technology, Inc. The Company believes that its sales and marketing efforts are enhanced by the worldwide presence of many of these companies. HTE has conducted several joint marketing and sales programs with these vendors, including seminars, direct mail campaigns and trade show appearances.

CUSTOMERS

     The Company provides fully integrated, enterprise-wide software solutions to state, city and county governments, utilities, transportation authorities, parks and recreation departments, and police, fire and emergency personnel. As of June 30, 1998, the Company had over 1,600 customers, including installations in all 50 U.S. states. The following is a representative list of current licensees and users of one or more of the Company's applications. No customer accounted for more than 5% of total revenues of the Company in 1997 or for the six months ended June 30, 1998.

                                             NUMBER OF                                PUBLIC
                                 CUSTOMER   APPLICATIONS   FINANCIAL    COMMUNITY     SAFETY       UTILITY
         CUSTOMER NAME            SINCE      PURCHASED     MANAGEMENT   SERVICES    AND JUSTICE   MANAGEMENT   EDUCATION
         -------------           --------   ------------   ----------   ---------   -----------   ----------   ---------
Arlington Heights, IL..........    1995             19         -            -            -            -
Bend, OR.......................    1989             23         -            -            -            -
Bossier City, IA...............    1991             23         -            -            -            -
Bristol Township, PA...........    1995              3                                                             -
Broomfield, CO.................    1985             16         -            -            -            -
Caribbean Utilities Company,
  Ltd., Grand Cayman Islands...    1997             14         -                         -            -
Citizens Utilities Company,
  VT...........................    1997              9         -                         -            -
Clayton County Communications,
  GA...........................    1990              9                      -
Davidson County, NC............    1996              9         -                         -            -
East Hartford, CT..............    1997              3                                                             -
Escambia Utility Authority,
  FL...........................    1984             10         -                         -
Farmington Public Schools,
  CT...........................    1998              6                                                             -
Ft. Lauderdale, FL.............    1998              3         -            -
Government of Bahamas, Nassau,
  BA...........................    1993              4         -                                      -
Guelph Hydro, Ontario, CN......    1994             15         -                         -            -
Kansas Highway Patrol, KS......    1994              2         -
Kingsport, TN..................    1989             27         -            -            -            -
Lumberton, NC..................    1994             12         -                         -            -
Missouri City, TX..............    1996             31         -            -            -            -
Montrose, CO...................    1996              3                                                             -
Opelika, AL....................    1993             28         -            -            -            -
Paducah, KY....................    1994             28         -            -            -            -
Rio Rancho, NM.................    1995             22         -            -            -            -
Sarasota County Utility, FL....    1997             11         -                         -            -
Sierra Vista, AZ...............    1994             13         -                         -            -
Stockton, CA...................    1988             19         -            -            -            -
University of Michigan Public
  Safety, MI...................    1987              8         -            -
Westport, CT...................    1995              4                                                             -
Wisconsin State Patrol, WI.....    1984              3                      -

PRODUCT DEVELOPMENT

     HTE's product development efforts are focused on the enhancement of its existing products and expansion of its enterprise system. As of June 30, 1998, HTE had 141 employees engaged full-time in product development. HTE plans to continue to enhance its applications to meet the evolving needs of the public sector and utility markets. In particular, HTE intends to develop additional functionality on existing application modules and to create new modules.

     Additionally, HTE seeks to improve and expand its object development environment, with three fundamental objectives: (i) reduction of the time and cost in developing new applications; (ii) continued user empowerment with an emphasis on ease-of-use; and (iii) increased flexibility to modify base products in order to suit specific customer requirements. The Company incorporates a System Change Program whereby the Company distributes guidelines for standards and conventions to its users (usually at a HUG annual meeting) and encourages product users to submit suggestions for product changes. If sufficient demand exists for product enhancement, the Company strives to develop the enhancement for incorporation as a standard feature in the next release of the applicable software. With respect to proposals for enhancements that have generated limited interest among HTE product users, the Company offers customized development of the enhancement for a fee. All product development enhancements of applications, regardless of scope, are created using HTE's published guidelines for standards and conventions.

     HTE plans to continue to add new products and services, both through internal development and potential acquisitions, to leverage the Company's core technologies and expertise. In the development of new applications, the Company strives to allow customers to utilize existing systems while at the same time allowing customers to take advantage of advances in network systems, platforms, databases and other relevant technologies. The Company's gross development expenditures were $7.3 million, $7.2 million, and $11.0 million for the year ended March 31, 1996, the nine months ended December 31, 1996, and the year ended December 31, 1997, respectively.

COMPETITION

     The Company believes it is a leading provider of integrated enterprise-wide solutions for the public sector and utility markets. However, the Company faces competition from a variety of software vendors that offer products and services similar to those offered by the Company, and from companies offering to develop custom software. Certain competitors have greater technical, marketing and financial resources than the Company. The Company also competes with in-house IT staffs.

     The Company believes the market is highly fragmented with a large number of competitors that vary in size, primary computer platforms and overall product scope. Within its markets, the Company competes from time to time with (i) consulting divisions of national and regional accounting firms; (ii) companies which focus on selected segments of the public sector and utility markets including PeopleSoft, Inc., Systems & Computer Technology Corp. and J.D. Edwards & Company, Inc.; and (iii) a significant number of smaller private companies. While HTE's products are designed for the public sector, competitors' products are currently adapted for use by the public sector. There can be no assurance that such competitors will not develop products or offer services that are superior to the Company's products or services or that achieve greater market acceptance.

     The Company could face additional competition as other established and emerging companies enter the Company's public sector software application market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third-parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Further, competitive pressures could require the Company to reduce the price of its software licenses and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

     The Company regards certain features of its internal operations, software and documentation as confidential and proprietary, and relies on a combination of contract and trade secret laws and other measures to protect its proprietary intellectual property. The Company has no patents and, under existing copyright laws, has only limited protection. The Company believes that, due to the rapid rate of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as knowledge, ability and experience of the Company's employees, frequent product enhancements and timeliness and quality of support services.

     The Company provides its products to customers under exclusive licenses, which generally are non-transferable and have a perpetual term. The Company generally licenses its products solely for the customer's internal operations and only on designated computers. In certain circumstances, the Company makes enterprise-wide licenses available for select applications. Although the Company currently provides only object code to its customers, the Company historically provided source code to its customers for several products and has escrowed, and continues to escrow, its source code for the benefit of all customers. A misappropriation or other misuse of the Company's intellectual property, including source codes previously delivered to customers, could have an adverse effect on the Company. See "Risk Factors -- Proprietary Rights, Risks of Infringement and Source Code Release."

     From time to time, the Company licenses software from third parties for use with its products. Typically, the Company resells such third party software products as an integrated part of one or more of the applications included in HTE's Total Enterprise Solution. The Company believes that no such license agreement to which it is presently a party is material and that if any such license agreement were to terminate for any reason, the Company would be able to obtain another license or otherwise acquire other comparable technology or software on terms that would not be materially adverse to the Company.

EMPLOYEES

     As of June 30, 1998, the Company employed 693 people, including 98 in sales and marketing, 141 in product development, 305 in customer support and field services, 37 in professional services and 112 in administration. The Company's success will depend in large part upon its ability to continue to attract and retain qualified employees. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

FACILITIES

     The Company leases facilities in various locations. The Company's headquarters is located in Lake Mary, Florida, and occupies approximately 90,000 square feet. Administrative, marketing, product development and customer support and service operations are located in this space. The initial lease term for the headquarters expires in 2007, and may be renewed by HTE for up to three consecutive renewal terms of five years each. In connection with the lease, HTE entered into an agreement pursuant to which it may, at its option during the term of the lease, lease additional space comprising approximately 27,000 to 40,000 gross square feet.

     The Company also occupies approximately 9,000 square feet of space in Ft. Lauderdale, Florida, pursuant to a lease expiring in November 1999, 5,000 square feet in each of Golden, Colorado and Vienna, Virginia under leases expiring in May 2000 and February 2000, respectively, and approximately 3,000 square feet of office space in Southbury, Connecticut, for a one year renewable term.

     The Company also leases an aggregate of approximately 19,000 square feet of office space in approximately 19 locations which are used for sales offices.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any legal proceedings the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's business, results of operations or financial position.

                                   MANAGEMENT

     The executive officers and directors of the Company are as follows:

                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
Dennis J. Harward.........................  42    Chief Executive Officer, President and
                                                    Chairman of the Board
Jack L. Harward...........................  66    Executive Vice President, Assistant
                                                    Secretary, Assistant Treasurer and Director
O.F. Ramos................................  40    Executive Vice President and Director
L.A. Gornto, Jr...........................  55      Executive Vice President, Secretary and
                                                  General Counsel
Daniel E. Catan...........................  43    Vice President, Chief Marketing Officer
Susan D. Falotico.........................  35    Vice President, Treasurer and Chief
                                                    Financial Officer
Charlotte B. Hill.........................  43    Vice President -- Research and Development
Ronald E. Goodrow.........................  47    Vice President -- Operations
Brian B. Heafy............................  37    Vice President -- Human Resources and
                                                    Organizational Development
Bernard B. Markey(1)......................  33    Director
Raymond Ambrose(1)........................  51    Director

---------------

(1) Member of the Audit Committee and the Compensation Committee.

     Mr. Dennis J. Harward founded the Company in 1981 and has served as its President and Chief Executive Officer, Chairman of the Board and a Director since inception of the Company. From 1978 to 1980, he was employed by Southeastern Academy, a private educational institution, where he was responsible for developing its initial management information systems environment and implementing "mid-range" relational database systems. From 1980 through 1981, he was employed as a consultant at an oil and gas company where he was responsible for coordinating large-scale conversion of applications to a relational database environment. Dennis J. Harward is the son of Jack L. Harward.

     Mr. Jack L. Harward joined the Company in 1983 and since that time has served as an Executive Vice President and a Director of the Company. During November 1997, he was appointed Assistant Secretary and Assistant Treasurer. Mr. Harward also serves as the Chief Operating Officer of HTE-Bellamy, Ltd., a wholly-owned subsidiary of the Company. From 1978 to 1983, Mr. Harward was employed by Seminole County, Florida, where he served as Information Systems Director. From 1974 to 1978, Mr. Harward was responsible for systems development-information technology management at Pepsi-Cola, Inc. Jack L. Harward is the father of Dennis J. Harward.

     Mr. O. F. Ramos joined the Company in June 1998 and was appointed to the Board of Directors in August 1998. He currently serves as Executive Vice President of the Company and President of HTE-UCS, Inc., a wholly owned subsidiary of HTE. From 1986 to 1998, Mr. Ramos served as the President and CEO of UCS. As the co-founder of UCS, he was responsible for the corporate direction and financial development of UCS, Inc. and for overseeing operations. Prior to 1986, Mr. Ramos served in various engineering and management capacities at Motorola, Inc. where he was responsible for the development of diverse software and hardware projects for several platforms.

     Mr. L. A. Gornto, Jr. joined the Company in January 1997, serves as an Executive Vice President, Secretary and General Counsel, and oversees mergers and acquisitions. From January 1997 until November 1997, he served as the Company's Chief Financial Officer. Since 1988, Mr. Gornto has been engaged in the private practice of law in central Florida and provided legal services to the Company as General Counsel. From 1985 to 1987, Mr. Gornto served as Senior Vice President -- Finance and Chief Financial Officer of Jerrico, Inc., formerly a publicly-traded company and holding company of Long John Silvers, a seafood restaurant chain. From 1977 to 1985, he was engaged in the private practice of law and also served as a management consultant. From 1968 to 1977, he served as Executive Vice President and Chief Financial Officer and a director of Red Lobster Restaurants, a seafood restaurant chain and formerly a subsidiary of General Mills, Inc. Mr. Gornto is an attorney-at-law and certified public accountant licensed in the states of Florida and Georgia.

     Mr. Daniel E. Catan joined the Company in July 1996 and currently serves as a Vice President and Chief Marketing Officer. From 1990 to 1996, he was employed by Atlanta Centennial Olympic Properties as its Vice President of Marketing, where he was responsible for creating sponsorship packages to raise revenues for the 1996 Summer Olympic Games. Mr. Catan was also responsible for managing the sales negotiation and sponsor support departments. From 1977 to 1990, he was employed by IBM Corporation, a computer manufacturer, in its Sales, Marketing and Business Management Department where he was responsible for developing sales personnel, managing field business units, creating its software and services business unit and national cross-industry strategies and producing the launch of the AS/400 system in the Southeast.

     Ms. Susan D. Falotico joined the Company in 1995 and serves as Vice President, Treasurer and Chief Financial Officer. From 1995 to November 1997, Ms. Falotico served as the Company's Vice President -- Controller and Chief Accounting Officer. From 1988 to 1995, Mrs. Falotico served as Controller of the Newtrend Division of EDS, Inc., a systems integration company, where she headed the Financial Accounting and Corporate Planning Department. From 1986 to 1988, Ms. Falotico was a Financial Analyst for ISI, a division of Mars, Inc., a food company, where she was responsible for monthly financial reporting and for coordinating a $70 million budget.

     Ms. Charlotte B. Hill joined the Company in February 1997 and currently serves as its Vice President -- Research and Development. From 1979 to 1996, Ms. Hill was employed by IBM Corporation, and ISSC, a wholly-owned subsidiary of IBM. During the period 1991 to 1996, Ms. Hill served as a Consulting and Services Executive responsible for profit and loss, revenue growth, strategy development, and management of field systems integration. From 1984 to 1992, Ms. Hill served in various sales and technical management capacities.

     Mr. Ronald E. Goodrow joined the Company in 1988, and currently serves as its Vice President -- Operations. From 1978 to 1988, he was employed by GCC Beverage Corporation, where he was Vice President of Information Systems. From 1970 to 1978, he was Vice President of Dynamic Control Corporation (Baxter Travenol), a healthcare company.

     Mr. Brian B. Heafy joined the Company in August 1994 and currently serves as Vice President, Human Resources & Organizational Development. From 1994 to 1998, Mr. Heafy served as the Company's Director of Public Safety and Justice Systems division, where he was responsible for consolidating three operating groups into one and for improving customer satisfaction, revenue growth and profit. From 1990 to 1994, Mr. Heafy served as Manager of Information Services for the City of Coral Springs, Florida. His major responsibilities included the successful implementation of a multi-million dollar information technology project. From 1987 to 1990, Mr. Heafy served as Program Manager for CACI, Inc., Federal division. Prior to 1987, Mr. Heafy served in various technical management and staff capacities with the United States Marine Corps.

     Mr. Bernard B. Markey has been a Director of the Company since 1995. Mr. Markey has been employed since 1988 with Meridian Venture Partners, a privately-held venture capital fund and has been a General Partner of the fund since 1995. Mr. Markey also serves on the Board of Directors of several privately-held companies.

     Mr. Raymond Ambrose was appointed as a member of the Company's Board of Directors in November 1997. Since 1984, Mr. Ambrose has been the President of Air Orlando, Inc., Orlando, Florida, an aviation company with aircraft charter, maintenance, sales and flying school divisions. From 1981 until 1987, Mr. Ambrose served as the Mayor of the City of Altamonte Springs, Florida. From 1971 until 1981, Mr. Ambrose was employed by the Altamonte Springs Police Department as a Rank Lieutenant.

     The Company's Articles of Incorporation provide for the Board of Directors to have a minimum of three and a maximum of nine directors, which number is fixed from time to time by the Board of Directors. The number of directors is currently fixed at six. The Articles of Incorporation further provide that the members of the Board be divided into three classes, as nearly equal in number as possible, to serve in staggered terms of office for three years. The number of members comprising the Board presently is five. Messrs. Jack L. Harward and Raymond Ambrose are Class II directors whose terms expire at the 2001 Annual Meeting of Shareholders. Messrs. Dennis J. Harward and Bernard B. Markey are Class III directors whose terms expire at the 1999 Annual Meeting of Shareholders. Mr. O.F. Ramos is a Class I director. There is one vacancy in Class I which, pursuant to the Company's Articles of Incorporation, may be filled by majority vote of the Board of Directors. The Company is actively searching for a qualified individual to fill that position. The term of the Class I directors expires at the 2000 Annual Meeting of Shareholders or until their successors were duly elected and qualified. The Company's officers serve at the discretion of the Board of Directors and are elected by the Board annually.

     For a description of employment and change of control severance agreements between the Company and each of Dennis J. Harward and Jack L. Harward, see Note 11 of Notes to the Company's Consolidated Financial Statements.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of July 31, 1998, with respect to (i) each director and executive officer of the Company, (ii) the directors and executive officers of the Company as a group, (iii) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, and (iv) each Selling Shareholder.

     The Selling Shareholders consist of the following categories of persons:
(i) BancBoston Ventures, Inc., a venture capital investor that has held its shares since November 1994; (ii) various institutional and individual limited partners of a venture capital partnership that held its shares from March 1995 until it recently distributed such shares to its partners (a total of 8 investors selling 798,380 shares); (iii) two former shareholders of Phoenix selling a total of 220,000 shares received in connection with the Company's acquisition of Phoenix in April 1998; (iv) former shareholders and options holders of UCS who received their shares in connection with the Company's acquisition of UCS in June 1998, representing a total of 49 persons selling a total of 351,694 shares, excluding 273,098 shares that are held by Mr. Ramos, an officer of the Company and former principal shareholder of UCS; and (v) certain directors and officers of the Company selling a total of 1,069,792 shares, including the 273,098 shares being sold by Mr. Ramos, referenced above.

     Except as otherwise noted, and subject to community property laws where applicable, each named beneficial owner has sole voting and investment power over the shares shown. To the knowledge of the Company, none of the Selling Shareholders has had within the past three years any material relationship with the Company or any of its predecessor or affiliates, except as set forth in the footnotes to the following table.

                                                      SHARES OF                          SHARES OF
                                                    COMMON STOCK                       COMMON STOCK
                                                    BENEFICIALLY                       BENEFICIALLY
                                                   OWNED PRIOR TO        SHARES         OWNED AFTER
                                                   THE OFFERING(1)     OFFERED(2)      THE OFFERING
                                                 -------------------   ----------   -------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER         NUMBER     PERCENT     NUMBER      NUMBER     PERCENT
-----------------------------------------------  ---------   -------   ----------   ---------   -------
Dennis J. Harward(2)(3)(4).....................  3,713,798    22.0%      371,379    3,342,419    17.6%
Jack L. Harward(2)(3)(5).......................  2,505,154    14.8%      250,515    2,254,639    11.9%
Bernard B. Markey(3)(6)........................     28,117       *            --       28,117       *
Raymond Ambrose(3)(7)..........................      5,000       *            --        5,000       *
O.F. Ramos(2)(3)(8)............................    546,422     3.2%      273,098      273,324     1.4%
L.A. Gornto, Jr.(2)(3)(9)......................    212,000     1.3%       70,000      142,000       *
Ronald E. Goodrow(2)(3)(10)....................    169,600     1.0%       84,800       84,800       *
Daniel E. Catan(3)(11).........................    122,028       *        20,000      102,028       *
Susan D. Falotico(3)(12).......................     11,763       *            --       11,763       *
Charlotte B. Hill(3)(13).......................     23,205       *            --       23,205       *
Brian B. Heafy(3)(14)..........................      4,240       *            --        4,240       *
All executive officers and directors as a group
  (11 persons).................................  7,341,327    43.5%    1,069,792    6,271,535    33.0%
BancBoston Ventures, Inc.
  175 Federal Street, 10th Floor
  Boston, Massachusetts 02110..................  1,112,432     6.6%    1,112,432           --      --
CoreStates Holdings, Inc.
  First Union Capital Partners
  One First Union Center, 4th Floor
  Charlotte, NC 28288-0732.....................    416,391     2.5%      416,391           --      --
First Maryland Bancorp
  121 West Market Street
  Mail Code 401-610
  York, PA 17401...............................     36,208       *        36,208           --      --

                                                      SHARES OF                          SHARES OF
                                                    COMMON STOCK                       COMMON STOCK
                                                    BENEFICIALLY                       BENEFICIALLY
                                                   OWNED PRIOR TO        SHARES         OWNED AFTER
                                                   THE OFFERING(1)     OFFERED(2)      THE OFFERING
                                                 -------------------   ----------   -------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER         NUMBER     PERCENT     NUMBER      NUMBER     PERCENT
-----------------------------------------------  ---------   -------   ----------   ---------   -------
Summit Bancorp
  750 Walnut Avenue
  Cranford, NJ 07016...........................     54,312       *        54,312           --      --
The Philadelphia Municipal
  Employees Retirement System
  Two Penn Center Plaza, 20th Floor
  Philadelphia, PA 19102.......................     90,520       *        90,520           --      --
PNC Bank, Delaware
  222 Delaware Avenue, 18th Floor
  Wilmington, DE 19899.........................     36,208       *        36,208           --      --
NatWest Group Holdings Corporation
  175 Water Street
  New York, NY 10038...........................     90,520       *        90,520           --      --
George P. Keeley
  16 Manchester Court
  The Highlands
  Berwyn, PA 19312.............................     30,394       *        30,394           --      --
Raymond R. Rafferty, Jr.
  64 Rosemont Avenue
  Rosemont, PA 19010...........................     87,654       *        43,827       43,827       *
Robert W. Nelson(15)...........................    283,468     1.7%      183,468      100,000       *
William K. North(16)...........................    172,846     1.0%      112,846       60,000       *
George A. Sheehy(17)...........................    136,018       *       110,000       26,018       *
David N. Way(18)...............................    136,018       *       110,000       26,018       *
Certain Employees (49) of HTE-UCS, Inc.(19)....    116,906       *        55,380       61,526       *
                                                                       ---------
                                                                       3,552,298(2)

---------------

  * Less than 1%

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof either from the exercise of options or from the conversion of a security.
(2) Does not include a total of 832,500 additional shares of Common Stock that the Underwriters may purchase to cover over-allotments pursuant to an option granted to the Underwriters by certain Selling Shareholders, exercisable for up to 30 days after the date of this Prospectus. Those Selling Shareholders and their respective shares subject to the Underwriters' over-allotment option are as follows: Dennis J. Harward -- 349,068 shares; Jack L.
    Harward -- 349,068 shares; O.F. Ramos -- 81,964 shares; L.A. Gornto (G & S Partnership) -- 10,000 shares; and Ronald E. Goodrow -- 42,400 shares, of which 31,800 shares are subject to an outstanding stock option.
(3) Unless otherwise noted, the address of each such executive officer, director and over 5% shareholder is H.T.E., Inc., 1000 Business Center Drive, Lake Mary, Florida 32764.
(4) Mr. D. Harward has been President, Chief Executive Officer and Chairman of the Board of the Company since 1981.
(5) Mr. J. Harward has been Executive Vice President and a Director of the Company since 1983.
(6) Mr. Markey is a Director of the Company and a general partner of the limited partnership referred to above that distributed shares of Common Stock to its limited partners.
(7) Includes 5,000 shares Mr. Ambrose holds jointly with his wife.

 (8) Mr. Ramos, a Director of the Company since August 1998, has been Executive Vice President of the Company and President of HTE-UCS, Inc. since June 1998 and prior to that date was the President, Chief Executive Officer, a Director and a principal (51.5%) shareholder of UCS. Includes 30,268 shares of Common Stock held in escrow for 180 days following the June 1, 1998 closing of the UCS acquisition, pursuant to the terms and conditions of an escrow agreement.
 (9) Includes 106,000 shares of Common Stock held by G & S Investment Group Limited Partnership (the "G & S Partnership") in which Mr. Gornto is the general partner and he and his spouse are the limited partners, and 106,000 shares of Common Stock that Mr. Gornto may acquire within 60 days upon exercise of stock options. Mr. Gornto has been Executive Vice President, Secretary and General Counsel for the Company since January 1997, and Chief Financial Officer from January 1997 to November 1997. Prior to January 1997, Mr. Gornto provided legal services to the Company. The sale of the 70,000 shares of Common Stock will be made by the G & S Partnership.
(10) Includes 116,600 shares of Common Stock that Mr. Goodrow may acquire within 60 days upon exercise of stock options. Mr. Goodrow has been employed by the Company since 1988 and is currently Vice President -- Operations.
(11) Includes 121,200 shares of Common Stock that Mr. Catan may acquire within 60 days upon exercise of stock options. Mr. Catan has been Vice President and Chief Marketing Officer since July 1996.
(12) Includes 10,600 shares of Common Stock that Ms. Falotico may acquire within 60 days upon exercise of stock options.
(13) Includes 21,200 shares of Common Stock that Ms. Hill may acquire within 60 days upon exercise of stock options. Ms. Hill has been Vice
     President -- Research and Development for the Company since February 1997.
(14) Represents shares of Common Stock that Mr. Heafy may acquire within 60 days upon exercise of stock options.
(15) Mr. Nelson has been Vice President -- Marketing and Chief Marketing Officer with HTE-UCS, Inc. since June 1998 and was Vice President of Marketing and a principal (26.7%) shareholder of UCS. Includes 15,710 shares of Common Stock held in escrow for 180 days following the June 1, 1998 closing of the UCS acquisition, pursuant to the terms and conditions of an escrow agreement.
(16) Mr. North has been Vice President -- Research of HTE-UCS, Inc. since June 1998 and was a principal (16.3%) shareholder of UCS. Includes 9,578 shares of Common Stock held in escrow for 180 days following the June 1, 1998 closing of the UCS acquisition, pursuant to the terms and conditions of an escrow agreement.
(17) Mr. Sheehy has been Vice President of HTE-Phoenix Systems LLC since April 1998 and formerly held the same position with, and was a 50% equity owner of Phoenix prior to HTE's acquisition of that company. Includes 13,602 shares of Common Stock held in escrow for 240 days following the April 1, 1998 closing of the acquisition of Phoenix pursuant to the terms of an escrow agreement.
(18) Mr. Way has been President of HTE-Phoenix Systems LLC since April 1998 and formerly held the same position with, and was a 50% equity owner of Phoenix prior to HTE's acquisition of that company. Includes 13,602 shares of Common Stock held in escrow for 240 days following the April 1, 1998 closing of the acquisition of Phoenix pursuant to the terms of an escrow agreement.
(19) Represents shares of the Company's Common Stock received by various UCS optionholders (employees) in connection with the acquisition of UCS by the Company, which shares in the aggregate represent less than 1% of the issued and outstanding shares of Common Stock of the Company. Excludes shares of Common Stock beneficially owned by Messrs. Ramos, Nelson and North, who are identified individually in the foregoing table.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement dated as of the date hereof (the "Underwriting Agreement"), the Company and the Selling Shareholders have agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters, for whom SG Cowen Securities Corporation, Janney Montgomery Scott Inc., Raymond James & Associates, Inc. and Volpe Brown Whelan & Company, LLC are acting as representatives (together, the "Representatives"), has severally agreed to purchase from the Company and the Selling Shareholders the respective number of shares of Common Stock set forth opposite the name of such Underwriter below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                               NUMBER OF
                                                               SHARES OF
                            NAME                              COMMON STOCK
                            ----                              ------------
SG Cowen Securities Corporation.............................
Janney Montgomery Scott Inc.................................
Raymond James & Associates, Inc.............................
Volpe Brown Whelan & Company, LLC...........................

                                                               ----------
          Total.............................................    5,550,000

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus and, in part, to certain dealers at such price
less a concession not in excess of $          per share. The Underwriters may
allow and such dealers may reallow a concession not in excess of $          per
share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     Certain Selling Shareholders have granted the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 832,500 additional shares of Common Stock to cover over-allotments, if any. The Selling Shareholders who have granted the option are Dennis J. Harward, Jack L. Harward, O.F. Ramos and Ronald E. Goodrow, each of whom is an executive officer and/or Director of the Company. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 5,550,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover the over-allotments in connection with the sale of the 5,550,000 shares of Common Stock offered hereby.

     The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company, its Directors and executive officers and certain Selling Shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 90 days following the date of this Prospectus, without the prior written consent of SG Cowen Securities Corporation (which consent may be given without notice to the Company's shareholders or other public announcement), except for shares that may be issued by the Company with respect to acquisitions and exercise of options under employee benefit plans.

     The Representatives have informed the Company and the Selling Shareholders that the Underwriters do not intend to confirm sales in excess of 5% of the shares offered hereby to accounts over which the Underwriters exercise discretionary authority.

     In order to facilitate this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with this Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in this Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of the Common Stock in market making transactions. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two-month prior period or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     The foregoing contains a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig, P.A., Orlando, Florida. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Saul, Ewing, Remick & Saul LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The Consolidated Financial Statements included in this Prospectus and elsewhere in the registration statement of which this Prospectus is a part have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report. In that report, Arthur Andersen LLP states that with respect to UCS, its opinion is based on the reports of other independent certified public accountants, PricewaterhouseCoopers LLP (formerly Price Waterhouse LLP). The financial statements referred to above have been included herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing.

     The financial statements of UCS not separately presented in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, whose reports thereon appear herein. Such financial statements, to the extent they have been included in the financial statements of HTE as a result of a pooling of interest transaction, have been so included in reliance on their reports given on the authority of PricewaterhouseCoopers LLP as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of the document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     The registration statement described above, its exhibits and schedules, and the reports, proxy statements, and other information that the Company files with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Commission's Public Reference Section at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site, the address of which is http:/www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

     The Company's Common Stock is listed on the Nasdaq National Market, and reports, proxy statements, and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company will furnish without charge, upon written or oral request, to any person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any information that has been incorporated in this Prospectus by reference (other than exhibits to such documents that are not specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Investor Relations, H.T.E., Inc., 1000 Business Center Drive, Lake Mary, Florida 32746, telephone number (407) 304-3235.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          2. The Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 1998 and the six months ended June 30, 1998;

          3. All Current Reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997, consisting of the Company's Current Reports on Form 8-K filed February 12, 1998, June 12, 1998 and amendment thereto filed on June 24, 1998;

          4. The Company's Definitive Proxy Statement for the 1998 Annual Shareholder's Meeting filed on April 17, 1998 pursuant to Section 14 of the Exchange Act; and

          5. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A and any amendments to such descriptions in such Registration Statement.

     In addition, all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, with respect to the Company's business, financial condition and results of operations. When used in this Prospectus, the words "may," "will," "intends," "plans," "expects," "anticipates," "estimates," and similar expressions are intended to identify forward-looking statements. The forward-looking statements included herein are subject to risks and uncertainties. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Reports of Independent Certified Public Accountants.........   F-2
Consolidated Balance Sheets.................................   F-4
Consolidated Statements of Operations.......................   F-5
Consolidated Statements of Stockholders' (Deficit) Equity...   F-6
Consolidated Statements of Cash Flows.......................   F-8
Notes to Consolidated Financial Statements..................   F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To H.T.E., Inc.:

     We have audited the accompanying consolidated balance sheets of H.T.E., Inc. (a Florida corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the year ended March 31, 1996, the nine months ended December 31, 1996, and the year ended December 31, 1997, which give retroactive effect to the merger with UCS, Inc. on June 1, 1998, which has been accounted for as a pooling of interests. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of UCS, Inc., which statements reflect total assets constituting 10 percent and five percent, as of December 31, 1996 and 1997, respectively, and total revenues constituting 24 percent, 17 percent and 15 percent, for the year ended March 31, 1996, the nine months ended December 31, 1996, and the year ended December 31, 1997, respectively, of the related consolidated totals. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion, insofar as it relates to the amounts included for UCS, Inc., is based solely upon the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of H.T.E., Inc. and its subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the year ended March 31, 1996, the nine months ended December 31, 1996, and the year ended December 31, 1997, after giving retroactive effect to the merger with UCS, Inc. as described in Note 1 to the consolidated financial statements, all in conformity with generally accepted accounting principles.

                                          /s/  ARTHUR ANDERSEN LLP

Orlando, Florida
August 3, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of UCS, Inc.:

     In our opinion, the balance sheet and the related statements of operations and stockholders' equity and of cash flows (not presented separately herein), present fairly, in all material respects, the financial position of UCS, Inc. at December 31, 1995, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          /s/  Price Waterhouse LLP

Miami, Florida
September 4, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of UCS, Inc.:

     In our opinion, the balance sheet and the related statements of operations and stockholders' equity and of cash flows (not presented separately herein), present fairly, in all material respects, the financial position of UCS, Inc. at December 31, 1996, and the results of its operations and its cash flows for the period April 1, 1996 through December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          /s/  PricewaterhouseCoopers LLP

Miami, Florida
July 7, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of UCS, Inc.:

     In our opinion, the balance sheet and the related statements of operations and stockholders' equity and of cash flows (not presented separately herein), present fairly, in all material respects, the financial position of UCS, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of UCS, Inc. as of any date or for any period subsequent to December 31, 1997.

                                          /s/  Price Waterhouse LLP

Miami, Florida
April 10, 1998

                         H.T.E., INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                                  1996           1997          1998
                                                              ------------   ------------   -----------
                                                                                            (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 1,038        $18,634        $10,892
  Restricted cash...........................................         --          1,574             --
  Trade accounts receivable, less allowance of $520, $617
    and $617 for doubtful accounts at December 31, 1996 and
    1997, and June 30, 1998, respectively (Note 4)..........     18,086         22,822         31,257
  Deferred income taxes (Note 10)...........................        667            751            755
  Other current assets......................................        663          1,405          2,662
                                                                -------        -------        -------
        Total current assets................................     20,454         45,186         45,566
                                                                -------        -------        -------
EQUIPMENT, FURNITURE AND FIXTURES, net (Note 2).............      1,969          3,257          3,876
                                                                -------        -------        -------
OTHER ASSETS:
  Computer software development costs, net of accumulated
    amortization of $6,312, $8,361 and $9,133 at December
    31, 1996 and 1997, and June 30, 1998, respectively......      3,817          4,297          5,211
  Other intangible assets, net (Note 3).....................      1,045          1,271          2,658
  Deposits..................................................        130            197            262
                                                                -------        -------        -------
                                                                  4,992          5,765          8,131
                                                                -------        -------        -------
                                                                $27,415        $54,208        $57,573
                                                                =======        =======        =======
                            LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 3,009        $ 3,134        $ 3,469
  Accrued liabilities.......................................      4,314          5,235          4,103
  Line of credit (Note 4)...................................      2,306             --             --
  Deferred revenue..........................................     10,378         12,430         14,588
  Current portion of notes payable to related parties (Note
    3)......................................................         60             --             --
                                                                -------        -------        -------
        Total current liabilities...........................     20,067         20,799         22,160
                                                                -------        -------        -------
LONG-TERM LIABILITIES:
  Notes payable to related parties, less current portion
    (Note 3)................................................        240             --             --
  Due to stockholders.......................................      1,064          1,213             --
  Other long-term liabilities...............................         66            173            227
  Deferred income taxes (Note 10)...........................      1,731          1,731          2,070
                                                                -------        -------        -------
        Total long-term liabilities.........................      3,101          3,117          2,297
                                                                -------        -------        -------
COMMITMENTS AND CONTINGENCIES
  (Notes 9, 11 and 12)
MANDATORILY REDEEMABLE PREFERRED STOCK, 7% cumulative
  convertible preferred stock (including accrued dividends
  of $433 at December 31, 1996), $.0002 par value, 2,000,000 shares authorized and 1,769,494 shares issued and
  outstanding at December 31, 1996, 0 shares authorized,
  issued and outstanding at December 31, 1997 and June 30,
  1998 (Note 5).............................................      4,303             --             --
                                                                -------        -------        -------
MANDATORILY REDEEMABLE CLASS C COMMON STOCK, $.0002 par
  value, 200,000 shares authorized and 63,600 issued and
  outstanding at December 31, 1996, 0 shares authorized,
  issued and outstanding at December 31, 1997 and June 30,
  1998 (Notes 3 and 6)......................................        119             --             --
                                                                -------        -------        -------
STOCKHOLDERS' (DEFICIT) EQUITY (Note 7)
  Common stock--
    Class A, $.0002 par value, 4,000,000 shares authorized
     and 3,530,557 shares issued and outstanding at December
     31, 1996, 0 shares authorized, issued and outstanding
     at December 31, 1997 and June 30, 1998.................          1             --             --
    Class B, $.01 par value, 200,000 authorized at December
     31, 1996, 0 shares authorized at December 31, 1997 and
     June 30, 1998, none issued and outstanding.............         --             --             --
    Common stock, $.01 par value, 50,000,000 shares
     authorized, 1,082,536, 16,472,792 and 16,819,458 shares
     issued and outstanding as of December 31, 1996 and
     1997, and June 30, 1998, respectively..................         11            165            168
  Preferred stock, $.01 par value, 5,000,000 shares
    authorized, none issued and outstanding.................         --             --             --
  Additional paid-in capital................................        342         27,999         28,309
  Accumulated (deficit) earnings............................       (524)         2,122          4,672
  Cumulative translation adjustment.........................         (5)             6            (33)
                                                                -------        -------        -------
        Total stockholders' (deficit) equity................       (175)        30,292         33,116
                                                                -------        -------        -------
                                                                $27,415        $54,208        $57,573
                                                                =======        =======        =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                         H.T.E., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                          SIX MONTHS
                                                                         NINE MONTHS                         ENDED
                                                            YEAR ENDED      ENDED        YEAR ENDED        JUNE 30,
                                                            MARCH 31,    DECEMBER 31,   DECEMBER 31,   -----------------
                                                               1996          1996           1997        1997      1998
                                                            ----------   ------------   ------------   -------   -------
                                                                                                          (UNAUDITED)
REVENUES:
  Software licenses.......................................   $11,575       $10,869        $26,762      $12,049   $19,801
  Professional services...................................    10,686         8,943         14,543        7,498     9,454
  Hardware................................................     7,323         7,740         11,768        4,640     5,477
  Maintenance and other...................................    10,013         6,950         12,571        5,997     8,362
  Resource management.....................................        --            --            448           --       723
                                                             -------       -------        -------      -------   -------
        Total revenues....................................    39,597        34,502         66,092       30,184    43,817
                                                             -------       -------        -------      -------   -------
OPERATING EXPENSES:
  Cost of software licenses...............................     3,585         2,919          5,283        2,207     3,016
  Cost of professional services...........................     7,608         4,952          8,363        4,159     5,546
  Cost of hardware........................................     5,774         6,186          9,209        3,570     4,378
  Cost of maintenance and other...........................     4,233         2,705          5,984        2,877     4,400
  Cost of resource management.............................        --            --            343           --       467
  Research and development................................     4,508         5,242          8,256        4,064     6,226
  Sales and marketing.....................................     5,474         6,186         11,520        5,133     8,322
  General and administrative..............................     6,764         5,830         10,925        5,488     7,063
                                                             -------       -------        -------      -------   -------
        Total operating expenses..........................    37,946        34,020         59,883       27,498    39,418
                                                             -------       -------        -------      -------   -------
OPERATING INCOME..........................................     1,651           482          6,209        2,686     4,399
OTHER EXPENSE (INCOME):
  Interest expense........................................       127           191            175          127         2
  Interest income.........................................        --            --           (402)          (1)     (257)
                                                             -------       -------        -------      -------   -------
        Total other expense (income)......................       127           191           (227)         126      (255)
                                                             -------       -------        -------      -------   -------
INCOME BEFORE INCOME TAXES................................     1,524           291          6,436        2,560     4,654
TAXES:
  Deferred tax provision related to acquisitions..........        --            --             --           --       339
  Provision for income taxes (Note 10)....................       211           581          2,482          803     1,806
                                                             -------       -------        -------      -------   -------
NET INCOME (LOSS).........................................     1,313          (290)         3,954        1,757     2,509
ACCRETION AND ACCRUAL OF
  DIVIDENDS ON MANDATORILY
  REDEEMABLE PREFERRED STOCK..............................       184         1,003          1,308        1,308        --
                                                             -------       -------        -------      -------   -------
NET INCOME (LOSS) ATTRIBUTABLE
  TO COMMON STOCKHOLDERS..................................   $ 1,129       $(1,293)       $ 2,646      $   449   $ 2,509
                                                             =======       =======        =======      =======   =======
PRO FORMA INCOME DATA (Unaudited)
  Income before income taxes..............................   $ 1,524       $   291        $ 6,436      $ 2,560   $ 4,654
  Pro forma provision for income taxes....................       593           158          2,463        1,005     1,756
                                                             -------       -------        -------      -------   -------
PRO FORMA NET INCOME......................................   $   931       $   133        $ 3,973      $ 1,555   $ 2,898
                                                             =======       =======        =======      =======   =======
NET INCOME (LOSS) PER SHARE
  Basic...................................................   $  0.14       $ (0.16)       $  0.21      $  0.05   $  0.15
                                                             =======       =======        =======      =======   =======
  Diluted.................................................   $  0.12       $ (0.16)       $  0.20      $  0.05   $  0.14
                                                             =======       =======        =======      =======   =======
PRO FORMA NET INCOME PER SHARE (Unaudited)
  Basic...................................................                 $  0.01        $  0.28      $  0.13   $  0.17
                                                                           -------        -------      -------   -------
  Diluted.................................................                 $  0.01        $  0.27      $  0.13   $  0.17
                                                                           =======        =======      =======   =======

 The accompanying notes are an integral part of these consolidated statements.

                         H.T.E., INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                 CLASS A                                                   NOTES
                            COMMON STOCK      COMMON STOCK     ADDITIONAL   ACCUMULATED   CUMULATIVE     RECEIVABLE
                           ---------------   ---------------    PAID-IN      (DEFICIT)    TRANSLATION       FROM
                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      EARNINGS     ADJUSTMENT    STOCKHOLDERS    TOTAL
                           ------   ------   ------   ------   ----------   -----------   -----------   ------------   -------
BALANCE, MARCH 31, 1995..  1,061     $ 11    3,392    $   1     $   113       $  (50)        $  --          $ --       $    75
Issuance of common
  stock..................     --       --      136       --         224           --            --            --           224
Stock issued in
  connection with UCS
  merger.................     22       --       --       --          --           --            --            --            --
Accretion of mandatorily
  redeemable preferred
  stock to redemption
  value..................     --       --       --       --          --           26            --            --            26
Accrual of mandatorily
  redeemable preferred
  stock dividends........     --       --       --       --          --         (210)           --            --          (210)
Advances on notes
  receivable from
  stockholders...........     --       --       --       --          --           --            --          (262)         (262)
Net income...............     --       --       --       --          --        1,313            --            --         1,313
Adjustment for difference
  in fiscal years........     --       --       --       --          --          (47)           --            --           (47)
                           ------    ----    ------   -----     -------       ------         -----          ----       -------
BALANCE, MARCH 31, 1996..  1,083       11    3,528        1         337        1,032            --          (262)        1,119
Issuance of common
  stock..................     --       --        3       --           5           --            --            --             5
Accretion of mandatorily
  redeemable preferred
  stock to redemption
  value..................     --       --       --       --          --         (838)           --            --          (838)
Accrual of mandatorily
  redeemable preferred
  stock dividends........     --       --       --       --          --         (165)           --            --          (165)
Advances on notes
  receivable from
  stockholders...........     --       --       --       --          --           --            --            (1)           (1)
Forgiveness of notes
  receivable from
  stockholders...........     --       --       --       --          --         (263)           --           263            --
Translation adjustment...     --       --       --       --          --           --            (5)           --            (5)
Net loss.................     --       --       --       --          --         (290)           --            --          (290)
                           ------    ----    ------   -----     -------       ------         -----          ----       -------
BALANCE, DECEMBER 31,
  1996...................  1,083       11    3,531        1         342         (524)           (5)           --          (175)
Stock issued in
  connection with UCS
  merger.................     13       --       --       --          --           --            --            --            --
Accretion of mandatorily
  redeemable preferred
  stock to redemption
  value..................     --       --       --       --          --       (1,117)           --            --        (1,117)
Accrual of mandatorily
  redeemable preferred
  stock dividends........     --       --       --       --          --         (191)           --            --          (191)
Compensation due to sale
  of stock...............     --       --       --       --          65           --            --            --            65
Conversion of mandatorily
  redeemable preferred
  stock..................  3,539       35       --       --       4,952           --            --            --         4,987
Conversion of mandatorily
  redeemable Class C
  common stock...........    127        1       --       --         137           --            --            --           138
Conversion of Class A
  common stock...........  7,061       71    (3,531)     (1)        (70)          --            --            --            --
Proceeds from sale of
  common stock...........  4,650       47       --       --      22,573           --            --            --        22,620
Translation adjustment...     --       --       --       --          --           --            11            --            11
Net income...............     --       --       --       --          --        3,954            --            --         3,954
                           ------    ----    ------   -----     -------       ------         -----          ----       -------
BALANCE, DECEMBER 31,
  1997...................  16,473    $165       --    $  --     $27,999       $2,122         $   6          $ --       $30,292
                           ======    ====    ======   =====     =======       ======         =====          ====       =======

                         H.T.E., INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

                                                 CLASS A                                                   NOTES
                            COMMON STOCK      COMMON STOCK     ADDITIONAL   ACCUMULATED   CUMULATIVE     RECEIVABLE
                           ---------------   ---------------    PAID-IN      (DEFICIT)    TRANSLATION       FROM
                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      EARNINGS     ADJUSTMENT    STOCKHOLDERS    TOTAL
                           ------   ------   ------   ------   ----------   -----------   -----------   ------------   -------
UNAUDITED STOCKHOLDERS'
  (DEFICIT) EQUITY DATA:
BALANCE, DECEMBER 31,
  1997................... 16,473     $165       --    $  --     $27,999       $2,122         $   6          $ --       $30,292
  Stock issued in
    connection with UCS
    merger...............     24       --       --       --          (2)          --            --            --            (2)
  Proceeds from exercise
    of stock options.....     10       --       --       --          47           --            --            --            47
  Proceeds from issuance
    of stock under
    benefit plan.........     40       --       --       --         265           --            --            --           265
  Stock issued in
    connection with
    Phoenix
    acquisition..........    272        3       --       --          --           41            --            --            44
  Translation
    adjustment...........     --       --       --       --          --           --           (39)           --           (39)
  Net income.............     --       --       --       --          --        2,509            --            --         2,509
                          ------     ----    -----    -----     -------       ------         -----          ----       -------
BALANCE, JUNE 30, 1998... 16,819     $168       --    $  --     $28,309       $4,672         $ (33)         $ --       $33,116
                          ======     ====    =====    =====     =======       ======         =====          ====       =======

 The accompanying notes are an integral part of these consolidated statements.

                         H.T.E., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                   (NOTE 14)

                                                                        NINE MONTHS                    SIX MONTHS ENDED
                                                           YEAR ENDED      ENDED        YEAR ENDED         JUNE 30,
                                                           MARCH 31,    DECEMBER 31,   DECEMBER 31,   -------------------
                                                              1996          1996           1997         1997       1998
                                                           ----------   ------------   ------------   --------   --------
                                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................   $ 1,313       $  (290)       $ 3,954      $ 1,757    $ 2,509
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities
    Depreciation and amortization........................     3,200         2,381          3,226        1,592      2,430
    Accretion of mandatorily redeemable Class C common
      stock charged to interest expense..................        --             7             19           19         --
    Loss on disposal of equipment, furniture and
      fixtures...........................................         3             6             --           --         --
    Gain on forgiveness of accounts payable..............      (210)           --             --           --         --
    Compensation due to sale of stock....................        --            --             65           65         --
    Deferred income taxes................................       145           237            (84)         (38)       335
  Changes in operating assets and liabilities--
    Decrease (increase) in assets--
      Trade accounts receivable -- net...................    (5,410)       (5,085)        (4,736)      (1,036)    (8,296)
      Other current assets...............................      (253)         (124)          (544)        (952)    (1,257)
      Deposits...........................................        29           (61)           (67)        (114)       (65)
    Increase (decrease) in liabilities--
      Accounts payable and accrued liabilities...........     1,735         1,410            980         (957)      (797)
      Deferred revenue...................................       340         3,404          1,802        1,763      1,902
      Other liabilities..................................      (171)         (105)           107           20         54
                                                            -------       -------        -------      -------    -------
        Net cash provided by (used in) operating
          activities.....................................       721         1,780          4,722        2,119     (3,185)
                                                            -------       -------        -------      -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...................................      (671)         (505)        (2,091)        (302)    (1,194)
  Proceeds from sale of investments......................        --           119             --           --         --
  Change in restricted cash..............................        --            --         (1,574)          --      1,574
  Cash paid for acquisitions.............................        (6)         (375)          (361)          --     (1,792)
  Computer software development costs....................    (2,693)       (1,856)        (2,616)      (1,091)    (2,205)
                                                            -------       -------        -------      -------    -------
        Net cash used in investing activities............    (3,370)       (2,617)        (6,642)      (1,393)    (3,617)
                                                            -------       -------        -------      -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of preferred stock..........        --           247             --           --         --
  Payment of dividends on preferred stock................        --            --           (624)        (624)        --
  Net proceeds from issuance of common stock.............       224             5         22,620       19,056        312
  Net proceeds (repayments) under line of credit.........     1,970           336         (2,306)      (2,306)        --
  Repayments of long-term debt...........................       (75)          (83)            --           --         --
  Repayments of obligations under capital leases.........      (149)          (23)           (34)         (17)        --
  Net repayments of notes payable to related parties.....       (50)          (50)          (300)          --         --
  Increase (decrease) in due to stockholders.............       396           483            149         (329)    (1,213)
  Advances on notes receivable from stockholders.........      (262)           (1)            --           --         --
                                                            -------       -------        -------      -------    -------
        Net cash provided by (used in) financing
          activities.....................................     2,054           914         19,505       15,780       (901)
                                                            -------       -------        -------      -------    -------
Effect of foreign currency exchange rate changes on cash
  and cash equivalents...................................        --            (5)            11           21        (39)
                                                            -------       -------        -------      -------    -------
NET (DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS...................................      (595)           72         17,596       16,527     (7,742)
CASH AND CASH EQUIVALENTS, beginning of period...........     1,738           966          1,038        1,038     18,634
                                                            -------       -------        -------      -------    -------
CASH AND CASH EQUIVALENTS, end of period.................   $ 1,143       $ 1,038        $18,634      $17,565    $10,892
                                                            =======       =======        =======      =======    =======
SUPPLEMENTAL SCHEDULES OF CASH
  FLOW INFORMATION
  Cash paid for interest.................................   $   128       $   187        $   111      $   116    $     5
  Cash paid for income taxes.............................       160            14          1,940        1,129      2,661

 The accompanying notes are an integral part of these consolidated statements.

                         H.T.E., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The accompanying consolidated financial statements include the accounts of H.T.E., Inc. (HTE) a Florida corporation, and its wholly-owned subsidiaries, HTE Public Safety Illinois, Inc. (PSI), a Florida corporation, HTE-Software Management, Inc. (SMI), a Florida corporation, HTE-Programmed For Success, Inc.
(PFS), a Florida corporation, Bellamy Software Ltd. (Bellamy), a Canadian corporation, HTE-Kb Systems, Inc. (Kb Systems), a Florida corporation and HTE-UCS, Inc. (UCS), a Florida corporation (collectively, the Company). HTE develops, markets, implements and supports fully-integrated enterprise-wide software applications designed specifically for public sector and utility organizations, including state, county and city governments, other municipal agencies, and publicly and privately owned utilities. The Company is also engaged in remarketing IBM hardware systems to run in concert with their application software. The effect of the Company's foreign operations on the accompanying consolidated financial statements was not material.

     On June 1, 1998, the Company acquired UCS, Inc., in exchange for 1,120,000 shares of the Company's common stock valued at approximately $15 million as of the April 1998 agreement valuation date. UCS, Inc. is a mobile work force automation provider of field-based reporting software. The acquisition has been accounted for as a pooling of interests. Therefore, the consolidated financial statements include the results of operations of UCS, Inc. for all periods presented.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned domestic and foreign subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

  Change in Fiscal Year

     The Company changed its fiscal year end from March 31 to December 31 effective with the year ended December 31, 1996. As a result, the fiscal period ended December 31, 1996, presented herein is a nine-month period.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Restricted cash

     Restricted cash represents cash held in escrow in connection with the JALAN, Inc. acquisition further discussed in Note 13.

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

  Trade Accounts Receivable

     Included in trade accounts receivable at December 31, 1996 and 1997, are unbilled receivables of $4,252 and $7,898, respectively. The following table reflects the activity in the allowance for doubtful accounts for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997:

                                                      MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                        1996          1996           1997
                                                      ---------   ------------   ------------
Balance at the beginning of the period..............    $ 285        $ 300          $ 520
Provision...........................................      139          320            200
Write-offs..........................................     (124)        (100)          (103)
                                                        -----        -----          -----
Balance at the end of the period....................    $ 300        $ 520          $ 617
                                                        =====        =====          =====

  Equipment, Furniture and Fixtures

     Equipment, furniture and fixtures are recorded at cost. Depreciation and amortization are recorded for financial statement purposes on a straight-line basis over the estimated useful lives of the assets. Repair and maintenance costs which do not extend the useful lives of the related assets are expensed as incurred.

     The estimated useful lives of equipment, furniture and fixtures are as follows:

                                                              YEARS
                                                              -----
Equipment...................................................  3-10
Office furniture and fixtures...............................  5-10
Leasehold improvements......................................  5-10

     Depreciation and amortization expense related to equipment, furniture and fixtures and leasehold improvements of $324, $350 and $643 is included in general and administrative expenses on the accompanying statements of operations for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively.

  Computer Software Development Costs

     All costs incurred to establish the technological feasibility of a computer software product to be sold, leased or otherwise marketed are charged to research and development expense as incurred. Technological feasibility of a computer software product is established when the Company has completed all planning, designing, coding and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements.

     Costs of producing product masters incurred subsequent to establishing technological feasibility are capitalized and are amortized on a straight-line basis over three years once the product is available for general release to customers. Such capitalized costs are reported at the lower of unamortized cost or net realizable value.

     The Company ceases capitalization of computer software costs when the product is available for general release to customers. Costs of maintenance and customer support are charged to expense when the related revenue is recognized or when those costs are incurred, whichever occurs first.

     Effective April 1, 1995, management changed the estimated useful life of capitalized computer software development costs from 60 months to 36 months. The effect of this change in accounting estimate was to

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

reduce net income by approximately $798, net of the related tax benefit of $532, or $0.07 per diluted share for the year ended March 31, 1996.

     Amortization expense related to computer software development costs of $2,831, $1,947 and $2,296 is included in cost of software license fees in the accompanying consolidated statements of operations for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively.

  Other Intangible Assets

     Other intangible assets consisted of the following as of December 31, 1996 and 1997:

                                                              DECEMBER 31,   DECEMBER 31,
DESCRIPTION                                                       1996           1997
-----------                                                   ------------   ------------
Goodwill....................................................     $  401         $  401
Purchased software..........................................        387            706
Customer lists..............................................        386            580
                                                                 ------         ------
                                                                  1,174          1,687
Less -- Accumulated amortization............................       (129)          (416)
                                                                 ------         ------
                                                                 $1,045         $1,271
                                                                 ======         ======

     Goodwill represents amounts paid in excess of the fair market value of net tangible and identifiable intangible assets purchased in the acquisitions of SMI and Bellamy and is amortized using the straight-line method over a period of 60 months. Customer lists represent identifiable intangible assets purchased in connection with the acquisitions of Bellamy and Kb Systems, Inc. and are amortized over a period of 60 months. Purchased software represents identifiable intangible assets purchased in connection with the acquisitions of PFS, Bellamy and Kb Systems, Inc. and is amortized using the straight-line method over a period of 36 months. Amortization expense related to goodwill and customer lists of $23, $38 and $158 is included in general and administrative expenses in the accompanying statements of operations for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively. Amortization expense related to the purchased software of $22, $46 and $129 is included in the cost of software license fees in the accompanying consolidated statements of operations for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively.

  Deferred Revenue and Revenue Recognition

     Deferred revenue represents advance payments by customers for software licenses, maintenance and professional services. Revenue from software licenses is recognized when a contract has been executed, the product has been shipped, all significant contractual obligations related to the software licenses have been satisfied, uncertainty surrounding customer acceptance becomes insignificant and collection of the related receivable is probable. Maintenance revenue is deferred and recognized ratably over the service period. Professional services include system planning and implementation, project management and training and education services and are recognized as the work is performed. As the functionality of the hardware is not dependent on any other services provided by the Company, hardware sales are recognized upon shipment.

     During 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, "Software Revenue Recognition," which is effective for transactions entered into in fiscal years beginning after December 15, 1997, and supersedes SOP 91-1. The AICPA subsequently issued SOP 98-4, which deferred for one year the effective date of certain provisions of SOP 97-2 with respect to

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

vendor-specific objective evidence. Management does not anticipate that the implementation of the guidance set forth in SOP 97-2, as amended by SOP 98-4, will have a material impact on its current revenue recognition policies.

  Income Taxes and Pro Forma Provision for Income Taxes

     The Company accounts for income taxes using an asset and liability approach in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of changes in the tax law or rates. Changes in the tax law or rates will be recognized in the future years in which they occur.

     As noted above, the consolidated financial statements include the results of operations of UCS, Inc. for all periods presented. UCS, Inc. was an S corporation, and therefore no tax provision was reflected in its results of operations. The pro forma provision for income taxes includes the tax impact of UCS, Inc.'s operations, as adjusted for elimination of intercompany transactions, based on the appropriate statutory rate.

  Significant Concentrations

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable from governmental entities. To minimize this risk, the Company generally requires a significant cash deposit upon contract signing. In addition, the Company maintains reserves for potential credit losses.

     Substantially all of the Company's hardware revenues are derived from the sale of IBM AS/400 systems in connection with the Company's Industry Remarketing agreement with IBM. Any change in this relationship could potentially have an adverse effect on the Company's financial performance.

  Stock-Based Compensation

     The Company measures compensation expense for stock-based compensation granted to employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to adopt only the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which are presented in Note 8.

  Foreign Currency Translation

     The functional currency of the Company's foreign subsidiary is the Canadian dollar. The financial statements of the Company's foreign subsidiary have been translated into U.S. dollars in accordance with SFAS No. 52. Accordingly, assets and liabilities of foreign operations are translated at period-end rates of exchange, with any resulting translation adjustments reported as a separate component of stockholders' (deficit) equity. Income statement accounts are translated at average exchange rates for the period and gains and losses from foreign currency transactions are included in net income.

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

  Net Income (Loss) Per Share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." The Company adopted SFAS No. 128 in 1997 and, as a result, restated all prior period income per share data presented. The following disclosures comply with the requirements of SFAS No. 128 (amounts in thousands):

                                                        YEAR      NINE MONTHS        YEAR
                                                        ENDED        ENDED          ENDED
                                                      MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                        1996          1996           1997
                                                      ---------   ------------   ------------
Basic weighted-average shares outstanding...........    7,873         8,144         12,677
Common shares applicable to:
  Stock options.....................................       --            51            442
  Mandatorily redeemable preferred stock............    3,271            --             --
                                                       ------        ------         ------
Diluted weighted-average shares outstanding.........   11,144         8,195         13,119
                                                       ======        ======         ======

     Common share equivalents included in the diluted calculation related to stock options are computed using the treasury stock method and consist of common stock which may be issuable upon the exercise of outstanding common stock options, when dilutive. Common share equivalents included in the diluted calculation related to mandatorily redeemable preferred stock are computed using the if converted method assuming conversion at the later of the beginning of each period or the date issued, when dilutive.

     All share and per share information in the consolidated financial statements have been adjusted to give effect to the 53-for-one stock split and par value restatement (related to the Company's mandatorily redeemable preferred stock, mandatorily redeemable Class C common stock and Class A common stock), which was effective on June 10, 1997. Additionally, the share and per share information in the consolidated financial statements have been further adjusted to give effect to the two-for-one common stock split which was effective on June 18, 1998.

  Pro Forma Net Income Per Share (Unaudited)

     Pro forma net income per share is determined by dividing pro forma net income by the pro forma weighted-average number of shares outstanding during the period. The basic and diluted pro forma weighted-average number of shares outstanding during the periods presented, except for the six months ended June 30, 1998, which is not pro forma, assume the conversion of the mandatorily redeemable preferred stock shares and the mandatorily redeemable Class C common stock into Class A common stock as of the date such stock was first issued.

  Carrying Value of Long-Lived Assets

     The Company reviews the carrying value of all long-lived assets, including equipment, furniture and fixtures, computer software development costs, and other intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted future operating cash flows. Although no impairment is indicated at December 31, 1997, the assessment of recoverability will be impacted if estimated projected undiscounted operating cash flows are not achieved.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of the Company's financial assets and liabilities, including cash and cash equivalents, accounts receivable, accounts payable, notes payable to related parties and line of credit at December 31, 1996 and 1997, approximate fair value because of the short maturity of these instruments.

  Recent Accounting Pronouncements

     In June 1997, the FASB issued Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) and No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for reporting and display of comprehensive income and its components and SFAS 131 establishes standards for reporting information about operating segments. The provisions of these statements become effective for fiscal years beginning after December 31, 1997. As these statements pertain to disclosure and informational requirements, they will have no impact on the Company's operating results or financial position. Comprehensive income has not been reported for the periods included in the accompanying consolidated financial statements due to the immaterial nature of the related adjustments.

  Reclassifications

     Certain prior-year balances have been reclassified in order to conform to the current-period financial statement presentation.

  Interim Financial Information (Unaudited)

     The accompanying consolidated balance sheet as of June 30, 1998, the accompanying consolidated statements of operations and cash flows for the six months ended June 30, 1997 and 1998, and the accompanying consolidated statement of stockholders' (deficit) equity for the six months ended June 30, 1998, included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. These adjustments are all of a normal, recurring nature. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of the results to be expected for the entire fiscal year.

2. EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures consisted of the following as of December 31, 1996 and 1997:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
Equipment...................................................    $ 3,489        $ 4,593
Office furniture and fixtures...............................        850            900
Leasehold improvements......................................        102          1,018
                                                                -------        -------
                                                                  4,441          6,511
Less -- Accumulated depreciation and amortization...........     (2,472)        (3,254)
                                                                -------        -------
                                                                $ 1,969        $ 3,257
                                                                =======        =======

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

3. BUSINESS COMBINATIONS

     During the year ended March 31, 1996, the Company created PFS as a wholly-owned subsidiary. In September 1995, PFS purchased the net assets of Programmed-For-Success, Inc. by paying $6 in cash and issuing a note payable for $100. The assets purchased consisted of equipment, furniture and fixtures, miscellaneous deposits and purchased software. As part of the purchase, PFS also assumed various customer service liabilities. Additionally, the Company entered into an employment agreement with the owner of Programmed-For-Success, Inc. for a period of at least one year.

     On November 1, 1996, the Company acquired all of the outstanding common stock of Bellamy by paying cash of $375, issuing notes payable totaling $300 and by issuing 63,600 shares of mandatorily redeemable Class C common stock of the Company (see Note 6) valued at $1.76 per share. The value of the mandatorily redeemable Class C common stock at the acquisition date was determined based on an appraisal of the fair market value of the Company on that date. The assets purchased consisted primarily of investments, accounts receivable, equipment, furniture and fixtures, prepaid expenses, purchased software and other intangible assets. Additionally, the Company assumed various liabilities including accounts payable and accrued expenses, certain customer service liabilities, deferred taxes and a bank loan payable. The acquisition has been accounted for as a purchase in the accompanying consolidated financial statements. Accordingly, Bellamy's operating results are included in the consolidated results of operations for the period subsequent to its acquisition. Goodwill of $289 was recognized in connection with the purchase. The notes payable issued in connection with the Bellamy acquisition are included in notes payable to related parties on the accompanying consolidated balance sheet as of December 31, 1996, since the former owners are now employees of the Company. The notes bear interest at 10 percent per annum and were repaid during 1997.

     During the year ended December 31, 1997, the Company created Kb Systems as a wholly-owned subsidiary. In December 1997, Kb Systems purchased the net assets of Kb Systems, Inc. for $400 in cash. As of December 31, 1997, $300 had been paid by the Company. The remaining $100 was paid in March 1998 upon receipt by the Company of evidence of satisfaction of certain liabilities of Kb Systems, Inc. The assets purchased consisted principally of purchased software and other intangible assets. As part of the purchase, HTE also assumed limited customer service liabilities. Additionally, the Company entered into a royalty agreement with Kb Systems, Inc., for a period of five years. This acquisition has been accounted for as a purchase in the accompanying consolidated financial statements.

     Revenues, net income and earnings per share presented on a pro forma basis, as if the acquisitions had occurred at the beginning of each period presented, are as follows (unaudited):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
Revenues....................................................    $36,305        $67,136
Net income (loss)...........................................       (216)         3,985
Basic earnings per share....................................      (0.03)          0.31
Diluted earnings per share..................................      (0.03)          0.30

     The earnings per share information above was calculated using the pro forma weighted-average shares outstanding during the periods presented as described in
Note 1.

4. LINE OF CREDIT

     On January 16, 1997, the Company refinanced its existing line of credit
(LOC) with a commercial bank in which the bank agreed to make available a principal amount equal to a percentage of qualified accounts receivable not to exceed $6,000. The LOC extends through June 30, 1998, at which time the entire unpaid principal balance and any accrued interest is payable in full. In accordance with the agreement, the LOC bears

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

interest at the bank's prime rate plus 1.25 percent and is collateralized by the Company's accounts receivable, inventory, intangible assets and equipment. At December 31, 1996, borrowings of $2,306 were outstanding under the line of credit. There were no borrowings outstanding under the line of credit at December 31, 1997. The line of credit contains financial covenants which require the Company to maintain certain financial ratios. As of December 31, 1997, the Company was either in compliance with or had received appropriate waivers for all debt covenants. The Company intends to refinance this line of credit during 1998.

5. MANDATORILY REDEEMABLE PREFERRED STOCK

     Effective October 31, 1994, the Company authorized 200,000 shares of mandatorily redeemable preferred stock. The preferred stock had full voting rights and was convertible into common stock at any time based on a formula defined in the Company's Articles of Incorporation. Annual dividends, which were cumulative, were computed at seven percent per annum and totaled $268 and $433 as of March 31 and December 31, 1996, respectively. For the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, the amount of accretion related to the preferred stock totaled $(26), $838 and $1,117, respectively, which is reflected as an (decrease) increase in mandatorily redeemable preferred stock, with the offset going to accumulated (deficit) earnings. The accretion related to the preferred stock was determined based on the liquidation preference as of March 31, 1996, the formula value as of December 31, 1996, and the initial public offering (IPO) price during the year ended December 31, 1997. As further described in Note 7, the mandatorily redeemable preferred stock was converted to common stock during 1997 in connection with the IPO, at which time $624 of accumulated dividends were paid.

6. MANDATORILY REDEEMABLE CLASS C COMMON STOCK

     On November 1, 1996, the Company issued 63,600 shares of mandatorily redeemable Class C common stock as partial consideration in connection with the acquisition of Bellamy (see Note 3). As further described in Note 7, all outstanding shares of mandatorily redeemable Class C common stock were converted into 127,200 shares of common stock during 1997 in connection with the IPO.

7. STOCKHOLDERS' (DEFICIT) EQUITY

     During the periods ended March 31 and December 31, 1996, the Company made advances to its principal common stockholders evidenced by notes receivable which were unsecured, non-interest bearing and had no specified maturity date. Effective December 31, 1996, notes receivable from stockholders of $263 were forgiven by the Company. The forgiveness of the notes receivable from stockholders was reflected as a distribution to stockholders resulting in an increase to the accumulated deficit as of December 31, 1996.

     On June 10, 1997, the Company's IPO registration statement on Form S-1 was declared effective by the U.S. Securities and Exchange Commission. Concurrent with the effectiveness of the registration statement, the Company completed a recapitalization pursuant to which (i) the number of authorized shares of the Company's Class A common stock and mandatorily redeemable preferred stock were increased to 4,000,000 and 2,000,000, respectively, (ii) all outstanding shares of mandatorily redeemable preferred stock, mandatorily redeemable Class C common stock and Class A common stock were split 53-for-one and exchanged simultaneously on a two-for-one basis for shares of the Company's newly authorized common stock, (iii) the Company paid in cash all accrued dividends on the mandatorily redeemable preferred stock to the date of the stock splits and exchanges described above and (iv) following the exchanges described above, the mandatorily redeemable preferred stock, Class A common stock, Class B common stock and mandatorily redeemable Class C common stock were canceled, retired and eliminated from the shares the Company is authorized to issue (the Recapitalization).

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

     The Company sold a total of 4,650,000 shares of common stock in the IPO, 3,900,000 of which were sold in June 1997, and 750,000 of which were sold in July 1997, when the underwriters exercised their over-allotment option. Proceeds received by the Company were approximately $22,620, net of offering costs of $2,955.

     The common stock issued in conjunction with the UCS, Inc. acquisition has been reflected as outstanding for all periods presented.

8. STOCK COMPENSATION PLANS

EMPLOYEE STOCK OPTIONS

     On July 1, 1996, the Company granted options to an employee to purchase 106,000 shares of the Company's common stock. The options are exercisable beginning January 1, 1997, at $0.91 per share, which approximated the fair market value of the stock at the date of grant. The options expire the earlier of five years from the date of grant or seven months from the employee's date of termination.

EXECUTIVE INCENTIVE PLAN

     The Company's 1997 Executive Incentive Compensation Plan (the Executive Incentive Plan) was adopted by the Board of Directors and approved by the stockholders in January 1997. The purpose of the Executive Incentive Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. The Executive Incentive Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights and restricted stock to employees and consultants of the Company. The Company has reserved an aggregate of 1,908,000 shares (subject to adjustment for stock splits and similar capital changes) of common stock for grants under the Executive Incentive Plan. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years. Some options have been granted with immediate vesting, although most of the options granted to-date provide vesting schedules of four or five years.

     A summary of the status of the Company's outstanding stock options, each of which is fixed with respect to number of shares and exercise price, including employee stock options discussed above, as of December 31, 1996 and 1997, and changes during the periods ending on those dates are presented below:

                                                 1996                          1997
                                      --------------------------   ----------------------------
                                                WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                                      SHARES     EXERCISE PRICE     SHARES      EXERCISE PRICE
                                      -------   ----------------   ---------   ----------------
Outstanding at beginning of year....       --        $  --           106,000        $0.91
  Granted...........................  106,000        $0.91         1,061,000        $4.83
  Exercised.........................       --        $  --                --        $  --
  Forfeited.........................       --        $  --                --        $  --
                                      -------                      ---------
Outstanding at end of year..........  106,000        $0.91         1,167,000        $4.47
                                      =======                      =========
Options exercisable at year end.....       --        $  --           339,200        $3.52
Weighted-average fair value of
  options granted during the year...                 $0.55                          $1.35

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

     The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                    OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                ------------------------------------------------------------   ------------------------------------
                      NUMBER                WEIGHTED-           WEIGHTED-            NUMBER            WEIGHTED-
   RANGE OF       OUTSTANDING AT             AVERAGE             AVERAGE         EXERCISABLE AT         AVERAGE
   EXERCISE        DECEMBER 31,             REMAINING            EXERCISE         DECEMBER 31,          EXERCISE
    PRICES             1997             CONTRACTUAL LIFE          PRICE               1997               PRICE
--------------  -------------------   ---------------------   --------------   -------------------   --------------
    $0.91              106,000                 8.5                $0.91              106,000             $0.91
    $4.72            1,007,000                 9.0                $4.72              233,200             $4.72
$5.94 to $8.57          54,000                 9.7                $6.94                   --             $  --

EMPLOYEE STOCK PURCHASE PLAN

     The Company adopted an Employee Stock Purchase Plan (ESPP) on July 23, 1997, which was approved by the stockholders in May 1998. The ESPP is effective as of September 1, 1997, and is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenues Code of 1986, as amended. Four hundred thousand shares are reserved for issuance over the term of the ESPP, subject to periodic adjustment for changes in the outstanding common stock occasioned by stock splits, stock dividends, recapitalizations or other similar changes. The ESPP qualifies as a non-compensatory plan under APB Opinion No. 25; therefore, the ESPP is not expected to have any effect on the results of operations.

     Under the terms of the ESPP, employees can choose each year to have up to 25 percent of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of its beginning of period or end of period market price. To date, approximately 80 percent of the Company's employees participate in the ESPP. No shares were sold under the ESPP in 1997. As of December 31, 1997, there were 40,120 purchase rights outstanding. These purchase rights were all granted in the initial offering period in 1997, were exercisable at year-end and had a weighted-average exercise price of $6.59. The weighted-average fair value of purchase rights granted during 1997 under the ESPP was $1.90. All outstanding purchase rights at December 31, 1997, were exercised in January 1998.

     The fair value of options granted during the fiscal years ended December 31, 1996 and 1997, reported below has been estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's options have characteristics significantly different from those of traded options, and changes in the subjective assumptions can materially affect the fair value estimate. The fair value of each option grant was estimated on the date of grant based on the following weighted-average assumptions for options granted during 1996 and 1997:

                                                      STOCK OPTION PLAN               ESPP
                                               --------------------------------   ------------
                                               NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                 DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                     1996              1997           1997
                                               -----------------   ------------   ------------
Expected life (in years).....................          10                10             .3
Weighted-average risk-free interest rate.....        7.05%             6.74%          5.21%
Volatility...................................        45.4%             45.4%          45.4%
Dividend yield...............................          --                --             --

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

     Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                          NINE MONTHS ENDED    YEAR ENDED
                                                            DECEMBER 31,      DECEMBER 31,
                                                                1996              1997
                                                          -----------------   ------------
Net income (loss) attributable to common stockholders
  As reported...........................................       $(1,293)          $2,646
  Pro forma.............................................        (1,328)           2,180
Basic earnings per share
  As reported...........................................       $ (0.16)          $ 0.21
  Pro forma.............................................         (0.16)            0.17
Diluted earnings per share
  As reported...........................................       $ (0.16)          $ 0.20
  Pro forma.............................................         (0.16)            0.16

     The effects of applying SFAS No. 123 on pro forma disclosures of net income and earnings per share for fiscal 1997 and 1996 are not likely to be representative of the pro forma effects on net income and earnings per share in future years.

9. EMPLOYEE RETIREMENT PLAN

     The Company has established an employee retirement savings plan that covers substantially all employees who have met certain service and age requirements. Employees may contribute from two percent to 10 percent of their annual compensation to the plan as limited by Internal Revenue Service regulations. The Company will match contributions up to three percent of each individual's compensation. Contributions made by the Company totaled $515, $384 and $616 for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively, and are included in general and administrative expenses in the accompanying consolidated statements of operations.

10. INCOME TAXES

     The provision for income taxes is as follows for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997:

                                                      MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                        1996          1996           1997
                                                      ---------   ------------   ------------
Current:
  Federal...........................................    $ 40          $284          $2,126
  State.............................................      26            60             440
                                                        ----          ----          ------
                                                          66           344           2,566
Deferred............................................     145           237             (84)
                                                        ----          ----          ------
                                                        $211          $581          $2,482
                                                        ====          ====          ======

     Included in the current federal portion of the provision for income taxes for the nine months ended December 31, 1996, and the year ended December 31, 1997, are foreign taxes of $33 and $53, respectively, arising from the operations of Bellamy.

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

     The provision for income taxes differs from the amount computed by applying the U.S. federal corporate tax rate of 34 percent to income before provision for income taxes for the year ended March 31, 1996, nine months ended December 31, 1996 and year ended December 31, 1997, as follows:

                                                      MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                        1996          1996           1997
                                                      ---------   ------------   ------------
U.S. federal income tax rate........................    34.00%        34.00%        34.00%
  UCS taxed as an S corporation.....................   (27.52)       158.57           .29
  State taxes.......................................     3.63          3.63          4.62
  Tax-exempt interest...............................       --            --         (2.03)
  Meals and entertainment...........................     2.40          2.87           .67
  Foreign tax rate..................................       --            --           .20
  Other.............................................     1.34           .59           .81
                                                       ------        ------         -----
Effective tax rate..................................    13.85%       199.66%        38.56%
                                                       ======        ======         =====

     Deferred income taxes consisted of the following as of December 31, 1997:

                                                            CURRENT   NONCURRENT    TOTAL
                                                            -------   ----------   -------
Tax assets:
  Accrued liabilities.....................................   $439      $    --     $   439
  Allowance for doubtful accounts.........................    238           --         238
  Deferred lease commitment...............................     --           67          67
  Other...................................................     74           32         106
                                                             ----      -------     -------
          Total assets....................................    751           99         850
                                                             ----      -------     -------
Tax liabilities:
  Basis difference in fixed assets........................     --         (203)       (203)
  Capitalized software development costs..................     --       (1,494)     (1,494)
  Other intangible assets.................................     --         (133)       (133)
                                                             ----      -------     -------
          Total liabilities...............................     --       (1,830)     (1,830)
                                                             ----      -------     -------
Net deferred tax asset (liability)........................   $751      $(1,731)    $  (980)
                                                             ====      =======     =======

     Deferred income taxes consisted of the following as of December 31, 1996:

                                                            CURRENT   NONCURRENT    TOTAL
                                                            -------   ----------   -------
Tax assets:
  Cumulative change in tax accounting method..............   $ 34      $    --     $    34
  Accrued liabilities.....................................    431           --         431
  Allowance for doubtful accounts.........................    196           --         196
  Deferred lease commitment...............................     --           25          25
  Other...................................................      6           10          16
                                                             ----      -------     -------
          Total assets....................................    667           35         702
                                                             ----      -------     -------
Tax liabilities:
  Basis difference in fixed assets........................     --         (204)       (204)
  Capitalized software development costs..................     --       (1,394)     (1,394)
  Other intangible assets.................................     --         (168)       (168)
                                                             ----      -------     -------
          Total liabilities...............................     --       (1,766)     (1,766)
                                                             ----      -------     -------
Net deferred tax asset (liability)........................   $667      $(1,731)    $(1,064)
                                                             ====      =======     =======

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

11. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space, furniture, automobiles and equipment under certain long-term noncancellable operating lease agreements with varying terms and conditions.

     Future aggregate minimum rental payments under these agreements are as follows as of December 31, 1997:

YEAR ENDING DECEMBER 31,                                            AMOUNT
------------------------                                            -------
1998........................................................        $ 2,766
1999........................................................          2,245
2000........................................................          1,587
2001........................................................          1,479
2002........................................................          1,317
Thereafter..................................................          5,008
                                                                    -------
                                                                    $14,402
                                                                    =======

     In April 1996, the Company entered into a lease agreement for its corporate headquarters office in Lake Mary, Florida, under a 10-year, noncancelable operating lease which began on May 1, 1997. The lease agreement also provides the Company with three five-year renewal options. The Company expenses the total estimated cash payments on a straight-line basis over the life of the lease. The cumulative difference between the amount expensed and the amount actually paid is included in other long-term liabilities on the accompanying consolidated balance sheets at December 31, 1996 and 1997. Rent expense under operating leases totaled approximately $1,392, $1,129 and $2,359 for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively.

PRODUCT ROYALTY AGREEMENTS

     The Company has entered into several product royalty agreements with various entities who have sold their application rights or product designs to the Company. The majority of these agreements are similar in nature in that they each state that royalties shall be paid on the basis of applicable software license revenues collected by the Company. However, each agreement may have a different percentage upon which the product royalty is based. The Company accrues these product royalties as the applicable software license revenues are recognized. The Company has recorded $370 and $611 as accrued liabilities for product royalties as of December 31, 1996 and 1997, respectively. Royalty expense was approximately $163, $263 and $325 for the year ended March 31, 1996, nine months ended December 31, 1996 and the year ended December 31, 1997, respectively, and is included in cost of software licenses. As discussed further below, royalty expense for the year ended March 31, 1996, was reduced due to the forgiveness of an account payable which was offset against royalty expense in that year.

     During the year ended March 31, 1996, an account payable for outstanding product royalties under an application development agreement with IBM, which totaled $210 as of March 31, 1995, was forgiven. In consideration of this forgiveness of debt, the agreement was amended to provide for a five percent royalty on software license fees of the "work orders" application for a period of two years beginning April 1996 and a 10 percent royalty on software license fees of the "courts" application for a period of three years beginning April 1996. This forgiveness was recorded as a reduction in royalty expense in the accompanying consolidated statement of operations for the year ended March 31, 1996.

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

     Effective February 1997, the Company entered into employment agreements with Dennis J. Harward, the Company's President, Chief Executive Officer and Chairman of the Board and Jack L. Harward, the Company's Executive Vice President. Each of the agreements is for a term of three years, and automatically renews for successive one-year periods. In the event either executive is terminated without "Cause," the Company must pay to such executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination and continue to pay the executive's base salary for a period of 12 months as well as continue to provide the executive with incentive compensation and the other benefits under the agreement for the same period. Additionally, upon termination without "Cause" the Company must pay to each executive a single lump sum payment equal to the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans.

     The Company has also entered into severance agreements with Dennis J. Harward and Jack L. Harward that will become effective on, and provide for continued employment or retention following, a "Change in Control" (as defined) of the Company. Such agreements generally provide that upon (i) termination by the Company of the executive's employment for any reason other than death, mental or physical incapacity, illness, disability or "Cause" (as defined), (ii) termination by the executive for "Good Reason" (generally defined as the diminution of the executive's duties or other breach by the Company of the agreement), or (iii) termination by the executive during a 30-day period commencing one year after the "Change in Control," he will receive, in addition to base salary, bonus and other compensation accrued through the date of termination, a lump sum cash payment equal to 2.5 times his then-existing base salary and incentive compensation.

PRODUCT LIABILITY

     The Company markets to its customers complex, mission-critical, enterprise-wide applications. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any significant product liability claims to date, the sale and support of software by the Company may entail the risk of such claims, which may be substantial. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

12. LITIGATION

     The Company is involved in various legal actions arising in the normal course of business, as both a claimant and a defendant. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's financial position or operating results.

13. SUBSEQUENT EVENTS

     In January 1998, the Company purchased the net assets of JALAN, Inc. for $1,723. The assets purchased consisted of equipment, furniture and fixtures, miscellaneous deposits and purchased software. As part of the purchase, HTE also assumed various customer service liabilities. Additionally, the Company entered into a consulting agreement with the former owners of JALAN, Inc. This acquisition was accounted for as a purchase.

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

     In April 1998, the Company purchased Phoenix Systems, LLC (Phoenix), in exchange for 272,036 shares of the Company's common stock valued at approximately $3 million on or about the closing date. The acquisition was accounted for as a pooling of interests, although the Company did not restate the results of prior periods due to the financial immateriality of Phoenix's historical operations.

     As discussed in Note 1, in June 1998 the Company acquired UCS, Inc. in a transaction accounted for as a pooling of interests.

     In July 1998, the Company entered into a letter of intent to acquire the assets of Vanguard Management & Information Systems, Inc. for $400 in cash and the payment of continuing royalties over a five-year period. The Company expects the acquisition to close during the third quarter of 1998 and intends to account for it as a purchase.

14. SUPPLEMENTAL NONCASH TRANSACTIONS

     The Company includes depreciation on certain equipment in the costs capitalized as computer software development costs. During the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, depreciation of $86, $88 and $160, respectively, was capitalized as computer software development costs.

     During the year ended March 31, 1996, PFS purchased the net assets of Programmed-For-Success, Inc. (the PFS Acquisition). PFS paid $6 in cash and issued a note payable of $100 in connection with the PFS Acquisition. During the nine months ended December 31, 1996, the Company purchased all of the outstanding common stock of Bellamy (the Bellamy Acquisition). The Company paid $375 in cash, issued notes payable with an aggregate value of $300 and issued 63,600 shares of mandatorily redeemable Class C common stock with a value of $112 in connection with the Bellamy Acquisition.

     In December 1997, the Company purchased net assets of Kb Systems, Inc. for $400 plus legal costs of $61. As of December 31, 1997, $100 of the purchase price remained unpaid pending satisfactory resolution of certain matters related to Kb Systems, Inc.

     The acquisitions discussed above in this note had the following noncash effect of increasing the following assets and liabilities during the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997:

                                                      MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                        1996          1996           1997
                                                      ---------   ------------   ------------
Trade accounts receivable...........................    $ --          $124           $ --
Other current assets................................      --           121            198
Equipment, furniture and fixtures...................      20           158             --
Purchased software..................................     130           257            319
Other intangible assets.............................      --           386            194
Goodwill established due to recognition of deferred
  income taxes (included in other intangible
  assets)...........................................      --           289             --
Deposits............................................       1            --             --
Accounts payable....................................      --           123             --
Accrued liabilities.................................      --            --            100
Deferred revenue....................................      45           128            250
Notes payable to related parties....................     100           300             --
Long-term debt......................................      --             8             --
Deferred income taxes (long-term liability).........      --           289             --
Mandatorily redeemable Class C common stock.........      --           112             --

                              [INSIDE BACK COVER]

                           GROUP PHOTO OF INDIVIDUALS

                                - Industry expertise

                                - Proven products

                                - Integrated, cost-effective systems

                                - Commitment to long-term partnerships

                                - Dependability

                                     [LOGO]

                           MORE THAN SOFTWARE(TM)...

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY OF THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
Prospectus Summary................     3
Risk Factors......................     8
Use of Proceeds...................    15
Price Range of Common Stock.......    15
Dividend Policy...................    15
Capitalization....................    16
Selected Consolidated Financial
  Data............................    17
Management's Discussion and
  Analysis
  of Financial Condition and
  Results of Operations...........    19
Business..........................    32
Management........................    45
Principal and Selling
  Shareholders....................    48
Underwriting......................    51
Legal Matters.....................    52
Experts...........................    52
Available Information.............    53
Incorporation of Certain Documents
  by Reference....................    53
Special Note Regarding
  Forward-Looking Statements......    54
Index To Financial Statements.....   F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                5,550,000 SHARES

                               H.T.E., INC. LOGO
                                  H.T.E., INC.
                                  COMMON STOCK
                         ------------------------------
                                   PROSPECTUS
                         ------------------------------
                                    SG COWEN

                          JANNEY MONTGOMERY SCOTT INC.

                                 RAYMOND JAMES
                               & ASSOCIATES, INC.

                               VOLPE BROWN WHELAN
                                   & COMPANY
                                            , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company estimates that expenses in connection with the Offering described in this registration statement (other than underwriting and brokerage discounts, commissions and fees and legal fees incurred by the Selling Shareholders, if any, which shall be payable by such Selling Shareholders) will be as follows:

Securities and Exchange Commission registration fee.........  $ 26,717
National Association of Securities Dealers, Inc. filing
  fee.......................................................     9,556
Nasdaq additional listing fee...............................    17,500
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Printing Expenses...........................................     *
Blue Sky Fees...............................................     *
Miscellaneous Expenses......................................     *
                                                              --------
          Total.............................................  $500,000*
                                                              ========

---------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Amended and Restated Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers or controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on Page II-4.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and obtained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offer in of such securities at the time shall be deemed to be the initial bona fide public offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida on August 11, 1998.

                                          H.T.E., Inc.

                                          By:     /s/ DENNIS J. HARWARD
                                            ------------------------------------
                                                     Dennis J. Harward
                                              Chairman of the Board, President
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis J. Harward and L. A. Gornto, Jr., and each of them, his true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement and to sign any additional Registration Statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 11, 1998 by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ DENNIS J. HARWARD                  Chairman of the Board, President, Chief
-----------------------------------------------------    Executive Officer and Director (principal
                  Dennis J. Harward                      executive officer)

                 /s/ JACK L. HARWARD                   Executive Vice President and Director
-----------------------------------------------------
                   Jack L. Harward

                /s/ L. A. GORNTO, JR.                  Executive Vice President, General Counsel and
-----------------------------------------------------    Secretary
                  L. A. Gornto, Jr.

                /s/ SUSAN D. FALOTICO                  Vice President, Chief Financial Officer
-----------------------------------------------------    (principal financial officer)
                  Susan D. Falotico

                /s/ BERNARD B. MARKEY                  Director
-----------------------------------------------------
                  Bernard B. Markey

                 /s/ RAYMOND AMBROSE                   Director
-----------------------------------------------------
                   Raymond Ambrose

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   1.0     --  Underwriting Agreement*
   5.1     --  Opinion of Greenberg Traurig, P.A.
  23.1     --  Consent of Greenberg Traurig, P.A. (contained in its opinion filed as Exhibit 5.1 hereto).
  23.2     --  Consent of Arthur Andersen LLP
  23.3     --  Consent of PricewaterhouseCoopers LLP
  24.1     --  Power of Attorney is included in the Signatures section of this Registration Statement.
  27.1     --  Financial Data Schedule for the year ended March 31, 1996
               (For SEC use only).
  27.2     --  Financial Data Schedule for the nine months ended December
               31, 1996 (For SEC use only).
  27.3     --  Financial Data Schedule for the year ended December 31, 1997
               (For SEC use only).
  27.4     --  Financial Data Schedule for the six months ended June 30,
               1997 (For SEC use only).

---------------

* To be filed by amendment.